AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POWER 3 MEDICAL PRODUCTS, INC.

(Name of small business issuer in its charter)

New York	8731	65-0565144
(State or jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas 77381
(281) 466-1600

(Address and telephone number of principal executive offices and principal place of business)

Steven B. Rash
Chief Executive Officer
3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas 77381
(281) 466-1600
(Name, address and telephone number of agent for service)

Copies to:
William C. McDonald
Andrews Kurth LLP
10001 Woodloch Forest, Suite 200
The Woodlands, Texas 77380
(713) 220-4815

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐__________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐__________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐__________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each			Proposed maximum	Proposed maximum
class of securities	Amount to be		offering price	aggregate offering	Amount of
to be registered	registered(1)		per share(2)	price(2)	registration fee
Common Stock, par value $.001 per share	6,666,665	(3)	$0.76	$5,066,665.40	$596.35
Common Stock, par value $.001 per share	3,541,666	(4)	$0.76	$2,691,666.16	$316.81
Common Stock, par value $.001 per share	2,893,515	(5)	$0.76	$2,199,071.40	$258.83
Total	13,101,846			$9,957,402.96	$1,171.99

(1)	Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares as may become issuable in accordance with the terms of the convertible debentures, warrants and additional investment rights held by the selling shareholders to prevent dilution resulting from stock splits, stock dividends or other similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the convertible debentures, exercise of the warrants and conversion of the convertible debentures issuable upon exercise of the additional investment rights. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the conversion or exercise price as a result of our issuance or sale of securities below the then-effective conversion or exercise price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to 457(c) under the Securities Act, based on the average of the bid and asked price as of January 18, 2005.

(3)	Represents 125% of the 5,333,332 shares of our common stock issuable to certain security holders upon conversion of the convertible debentures, which include our good faith estimate of the number of shares of common stock, if any, issuable to those security holders as a result of adjustments contemplated by certain provisions of the convertible debentures.

(4)	Represents 125% of the 2,833,333 shares of our common stock that are issuable to certain security holders upon exercise of warrants issued to the purchasers of our convertible debentures, which include our good faith estimate of the number of shares of common stock, if any, issuable to the security holders as a result of adjustments contemplated by certain provisions of their warrants.

(5)	Represents 125% of the 2,314,812 shares of our common stock that are issuable upon conversion of convertible debentures to be acquired upon exercise of additional investment rights issued to the purchasers of the convertible debentures dated October 28, 2004, which include our good faith estimate of the number of shares of common stock, if any, issuable as a result of adjustments contemplated by certain provisions of their additional investment rights.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 21, 2005.

Prospectus

Power3 Medical Products, Inc.
3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas 77381
(281) 466-1600

13,101,846 Shares of Common Stock

          This prospectus relates to the resale of up to 13,101,846 shares of common stock, $.001 par value, by the persons identified in this prospectus who are, or will become, shareholders of Power 3 Medical Products, Inc. and the persons to whom such selling shareholders may transfer their shares. The shares of common stock include:

•	up to 6,666,665 shares of common stock issuable upon the conversion of our convertible debentures in the aggregate principal amount of $3,000,000;

•	up to 3,541,666 shares of common stock issuable upon the exercise of common stock purchase warrants; and

•	up to 2,893,515 shares of common stock issuable upon the conversion of our convertible debentures to be acquired upon the exercise of our additional investment rights to purchase additional convertible debentures in the aggregate principal amount of $2,500,000.

          The selling shareholders may offer to sell the shares of common stock from time to time directly or through one or more broker-dealers, in one or more transactions through the OTC Bulletin Board system or otherwise over-the-counter, in negotiated transactions or otherwise, or through a combination of such methods, at fixed prices, which may be changed, at market prices or at negotiated prices. We are not selling any shares of common stock in this offering and we will not receive any of the proceeds from the sale of any shares by the selling shareholders. However, we may receive up to $4,079,999 from the exercise of the common stock purchase warrants for up to 2,833,333 shares if all such warrants are exercised in full and up to $2,500,000 from the exercise of the additional investment rights if all such additional investment rights are exercised in full. All expenses of registration of the shares which may be offered hereby under the Securities Act of 1933 will be paid by us (other than selling commissions and fees and expenses of advisers to the selling shareholders).

          Our common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “PWRM.” The last reported sales price of the common stock on January 18, 2005 was $0.79.

          INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 5.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _______________________, 2005

          We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is correct on any date after its date, even though this prospectus is delivered or securities are sold on a later date.

PROSPECTUS SUMMARY

          This summary highlights some of the information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors” beginning on page 5. References in this prospectus to “we,” “our,” and “us,” shall mean Power 3 Medical Products, Inc. and our subsidiaries, unless the context indicates otherwise.

The Company

Power 3 Medical Products, Inc.
3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas 77381
(281) 466-1600

Business

          We are an early stage development company engaged in the early detection, monitoring, and targeting of diseases through the analysis of proteins. Our business objective is to focus on disease diagnosis, protein and biomarkers identification, and drug resistance in the areas of cancers, neurodegenerative and neuromuscular diseases. We have established a scientific advisory board to assist in the research and development of our products. The members of this scientific advisory board are recognized leaders in their chosen fields and we are working with them to find effective therapeutics and novel predictive medicine for important human diseases.

          We have two subsidiaries, Tenthgate, Inc., a Nevada corporation formerly known as Power 3 Medical, Inc., and Ice Therapies, a Florida corporation. We own 100% of Tenthgate and Tenthgate owns 100% of the outstanding stock of Ice Therapies. As part of our acquisition of the assets of Advanced Bio/Chem, Inc., doing business as ProteEx, in May 2004, we intended to dispose of Tenthgate since its limited business operations and business strategy were significantly different from our business strategy. We are continuing our efforts to complete the disposition of Tenthgate and its subsidiary.

Corporate History

          We were incorporated in 1993 in the State of New York as Sheffeld Acres Inc. Prior to our transaction with Advanced Bio/Chem, Inc. in May 2004, we were primarily engaged in the production and distribution of surgical safety devices through the operations of our subsidiary, Power 3 Medical, Inc., now known as Tenthgate, Inc. On May 18, 2004, we completed our acquisition of the assets of Advanced Bio/Chem, Inc., doing business as ProteEx. Since our May 18, 2004 transaction, Advanced Bio/Chem, Inc. has changed its name to Industrial Enterprises of America, Inc. As part of the agreement, we purchased all assets and intellectual properties of Advanced Bio/Chem and assumed certain liabilities in exchange for our issuance of 15,000,000 shares of our common stock to Advanced Bio/Chem. As a result of this transaction, our current business operations effectively commenced upon the acquisition of the assets from Advanced Bio/Chem and we established the new business direction described above.

          The accounting for the transaction was treated as a capital transaction rather than a business combination and we effectively became a new entity from an accounting perspective on such date. Financial statements of Advanced Bio/Chem, as an operating entity, provide the most relevant financial information available for our current operations for periods prior to the asset purchase. Consequently, unless otherwise stated, all financial information presented in this document for periods prior to the consummation of the asset purchase (May 18, 2004) is that of Advanced Bio/Chem and all information presented in this document for periods ended subsequent to the asset purchase is that of Power 3 on a consolidated basis.

          As a result of our acquisition of the assets and certain liabilities of Advanced Bio/Chem, we have transformed ourselves into an advanced proteomics company that applies existing proprietary methodologies to discover and identify protein biomarkers associated with diseases. By discovery and development of protein-based disease biomarkers, we have begun the development of tools for diagnosis, prognosis, early detection and finally new target drugs in cancer, neurodegenerative and neuromuscular diseases such as Alzheimer’s, Parkinson’s and amytrophic lateral sclerosis (commonly known as Lou Gehrig’s Disease or ALS).

The Offering

Common stock offered by selling shareholders	This prospectus relates to the resale by certain selling shareholders of Power 3 Medical Products, Inc. of up to 13,101,846 shares of our common stock in connection with the resale of:

• up to 6,666,665 shares of common stock issuable upon the conversion of the convertible debentures in the aggregate principal amount of $3,000,000 (includes a good faith estimate of the shares underlying the convertible debentures to account for market fluctuations, antidilution and price protection adjustments);

• up to 3,541,666 shares of common stock issuable upon the exercise of warrants at an exercise price of $1.44 per share (includes a good faith estimate of the shares underlying warrants to account for antidilution and price protection adjustments); and

• up to 2,893,515 shares of common stock issuable upon the conversion of the convertible debentures in the aggregate principal amount of $2,500,000 issuable upon the exercise of additional investment rights (includes a good faith estimate of the shares underlying the additional investment rights to account for antidilution and price protection adjustments).

Common stock outstanding before the offering	65,345,121 shares

Common stock to be outstanding after the offering	Up to 78,446,967 shares. The common stock to be outstanding after the offering is based on 65,345,121 shares of common stock outstanding as of January 18, 2005 plus 125% of the maximum number of estimated shares issuable upon the conversion of our convertible debentures, the exercise of warrants and additional investment rights by our selling shareholders. Thus, the number of shares stated to be outstanding after the offering assumes that all convertible debentures are converted, all warrants are exercised, and all convertible debentures issuable upon the exercise of the additional investment rights are converted. The holders of these convertible debentures, warrants and additional investment rights are not committed to convert or exercise them and it is unlikely that any holder would do so unless the market price of our common stock exceeded the applicable conversion price or exercise price at the time of conversion or exercise.

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders. However, we will receive the exercise price of any common stock we issue to the selling shareholders upon exercise of the warrants and the exercise price of any convertible debentures we issue to the selling shareholders upon exercise of the additional investment rights. We expect to use the proceeds received from the exercise of the warrants and additional investment rights, if any, for general working capital purposes.

Over-The-Counter Bulletin Board Symbol	PWRM

Summary Historical and Pro Forma Financial Information

          The following table summarizes our historical and pro forma consolidated financial data for the periods and at the dates indicated and should be read in conjunction with our interim consolidated financial statements for the period May 18, 2004 (date of acquisition) to September 30, 2004, the unaudited pre-acquisition financial statements of Advanced Bio/Chem, Inc. for the period January 1, 2004 to May 17, 2004, and the audited pre-acquisition financial statements of Advanced Bio/Chem, Inc., now known as Industrial Enterprises of America, Inc., for the years ended December 31, 2003 and 2002, including the notes to those financial statements included elsewhere in this prospectus. The summarized consolidated financial data should also be read in conjunction with the section “Management’s Discussion and Analysis or Plan of Operation” beginning on page 35 of this prospectus. For financial statement purposes, the transaction with Advanced Bio-Chem was accounted for as a recapitalization of the equity structure rather than a business combination. Therefore, the accumulated deficits of Power 3 Medical and Advanced Bio/Chem prior to the date of the transaction were eliminated and our financial statements for the period May 18, 2004 (date of acquisition) to September 30, 2004 are presented as a continuation of the business operations we acquired from Advanced Bio/Chem. Financial information relating to periods prior to the acquisition is that of Advanced Bio/Chem.

          On October 28, 2004, we entered into a securities purchase agreement with the selling shareholders identified in this prospectus providing for the purchase and sale of our convertible debentures in the aggregate principal amount of $3,000,000. Effective January 19, 2005, we entered into an amendment to securities purchase agreement with the selling shareholders. Pursuant to the securities purchase agreement, we issued (1) convertible debentures dated October 28, 2004 in the aggregate principal amount of $1,000,000, (2) warrants to purchase an aggregate of up to 2,500,000 shares of common stock, and (3) additional investment rights to purchase up to an additional $2,500,000 aggregate principal amount of convertible debentures. Under the terms of the amendment, certain of the selling shareholders have agreed to purchase convertible debentures in the aggregate principal amount of $400,000 on or before the third day after the registration statement of which this prospectus forms a part is filed. Concurrent with our issuance of such debentures in the aggregate principal amount of $400,000, we will issue warrants to purchase an aggregate of up to 333,333 shares of common stock. See “Description of Financing Transaction” beginning on page 16 of this prospectus.

          The unaudited pro forma consolidated financial data reflects our issuance of $1,000,000 aggregate principal amount of convertible debentures in October 2004 and the $400,000 aggregate principal amount of convertible debentures to be issued following the filing of the registration statement of which this prospectus forms a part. The unaudited pro forma consolidated financial data does not reflect the remaining $1,600,000 in convertible debentures issuable to the selling shareholders under the terms and conditions of the securities purchase agreement, as amended.

			Predecessor Business
	Power 3 Medical Products		(Advanced Bio/Chem)
					For the
	For the three	For the period		For the nine	period	For the three
	months ended	May 18, 2004 to	For the period	months ended	January 1,	months ended
	September 30,	September 30,	April 1, 2004 to	September 30,	2004 to	September 30,
	2004	2004	May 17, 2004	2004	May 17, 2004	2003
	(unaudited)		(unaudited)
Revenues	$0	$13,600	$3,525	$221,066	$141,362	$26,504
Stock based compensation	3,609,437	9,799,090	0	0	0	0
Selling, general and administrative expense	574,133	792,941	168,285	1,903,185	333,942	1,297,806
Interest	0	0	4,498	152,194	56,440	53,903
Net (loss)	(4,183,570)	(10,578,431)	(168,258)	(1,834,313)	(249,020)	(1,325,205)

Per share information – basic and fully diluted
Net (loss) per share	($0.07)	($0.17)	($0.01)	($0.20)	($0.02)	($0.13)

Weighted average shares outstanding	62,412,930	62,412,930	13,247,801	8,992,764	12,179,564	10,079,492

		Predecessor Business
	Power 3 Medical Products	(Advanced Bio/Chem)
	September 30, 2004	December 31, 2003	December 31, 2002
	(unaudited)
Cash	$13,042	$0	$19,175
Total Current Assets	36,453	3,971	34,220

Total Assets	248,255	191,354	314,877

Current Liabilities	383,798	1,981,187	1,214,672

Total Stockholders’Equity (Deficit)	(135,543)	(2,819,791)	(1,992,051)

Power 3 Medical
Products
Pro Forma
at September 30, 2004
(unaudited)
Cash	$1,217,042
Total Current Assets	1,240,453

Total Assets	1,648,255

Current Liabilities	383,798
Long Term Debt	1,400,000

Total Liabilities	1,783,798

Total Stockholders’Equity (Deficit)	(135,543)

RISK FACTORS

An investment in our securities involves a high degree of risk. Investors should carefully consider each of the risks and uncertainties described in this section, as well as the other information in this prospectus, before deciding to invest in our securities.

We have a history of operating losses, and we may not achieve or maintain profitability in the future.

          We have experienced operating losses of $10,578,431 for the period May 18, 2004 (date of acquisition) to September 30, 2004. We expect these losses to continue and it is uncertain when, if ever, we will become profitable. These losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with operations. We expect to incur increasing operating losses in the future as a result of expenses associated with research and product development as well as general and administrative costs and we have estimated that we will require approximately $3,500,000 to carry out our business plan through the period ending December 31, 2005. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We will need significant additional capital in the future and, if additional capital is not available, we may have to curtail or cease operations.

          We will need to raise significant additional funds to implement our business plan. Our current plans indicate we will need significant additional capital for research and development before we have any anticipated revenue generating products. The actual amount of funds that we will need will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:

•	the extent to which we enter into licensing arrangements, collaborations or joint ventures;

•	our progress with research and development;

•	the costs and timing of obtaining new patent rights;

•	the extent to which we acquire or license other technologies; and

•	regulatory changes and competition and technological developments in the market.

          Our continued operations will therefore depend upon our ability to raise additional funds through additional equity or debt financing. We may seek additional funding through private sales of our securities, public sales of our securities, strategic alliances or by licensing all or a portion of our technology. Any such funding may significantly dilute existing shareholders or may limit our rights to our technology. Moreover, the increase in the number of shares available in the public marketplace may reduce the market price for our common stock and, consequently, the price investors may receive at the time of sale. When we require additional funds, general market conditions or the then-current market price of our common stock may not support capital raising transactions such as additional public or private offerings of our common stock. If we are unable to obtain additional funds on a timely basis or on terms favorable to us, we may be required to scale back our development of new products, sell or license some or all of our technology or assets, or curtail or cease operations.

We may not be successful in developing or commercializing our products, which would harm us and force us to curtail or cease operations.

          We have only recently commenced our business operations and our technologies are still in the early stages of development. The products we are currently developing may not be successfully developed or commercialized on a timely basis, or at all. If we are unable, for technological or other reasons, to complete the development, introduction or scale up of manufacturing of these products or other potential products, or if our products do not achieve a significant level of market acceptance, we would be forced to curtail or cease operations. Even if we develop our products for commercial use and obtain all necessary regulatory approvals, we may not be able to develop products that:

•	are accepted by, and marketed successfully to, the marketplace;

•	are safe and effective;

•	are protected from competition by others;

•	do not infringe the intellectual property rights of others;

•	are developed prior to the successful marketing of similar products by competitors; or

•	can be manufactured in sufficient quantities or at a reasonable cost.

Many of our research and development programs rely on technology licensed from third parties, and termination of any of those licenses would result in loss of significant rights to develop and market our products, which would impair our business.

          We have rights to technology through license agreements with third parties. We rely upon an exclusive license agreement from Baylor College of Medicine for identification and use of biomarkers for neurodegenerative diseases. We have two license agreements from The University of Texas M.D. Anderson Cancer Center. One license agreement from M.D. Anderson grants us an exclusive license for identifying specific proteins associated with sensitivity or resistance to kinase inhibitor. The second license agreement from M.D. Anderson grants us an exclusive license to employ proteomic methods for diagnosis and monitoring of breast cancer using nipple aspirate fluid and a non-exclusive license for methods of identifying specific nipple aspirate fluid proteins for diagnosis and monitoring of breast cancer. Our licenses generally may be terminated by the other party if we fail to perform our obligations, including milestone obligations to conduct a research and development program and develop the licensed products for commercialization. If terminated, we would lose the right to develop the licensed products, which would significantly harm our business. The license agreements include payments contingent upon achieving specified milestones toward commercialization of the licensed products. If disputes arise over the definition of these requirements or whether we have satisfied the requirements in a timely manner, or if any other obligations in the license agreement are disputed by the other party, the other party could terminate the agreement and we could lose our rights to develop the licensed technology.

If we are unable to form and maintain the collaborative relationships that our business strategy requires, our ability to develop products and revenue will suffer.

          We must form research collaborations and licensing arrangements with several partners to operate our business successfully. To succeed, we will have to further develop our existing relationships and establish additional collaborations. We cannot be sure that we will be able to establish any additional research collaborations or licensing arrangements necessary to develop and commercialize products using our technology or that we can do so on terms favorable to us. If our collaborations are not successful or we are not able to manage multiple collaborations successfully, our programs may suffer.

          Collaborative agreements generally pose the following risks:

•	collaborators may not pursue further development and commercialization of products resulting from collaborations or may elect not to continue or renew research and development programs;

•	collaborators may delay clinical trials, underfund a clinical trial program, stop a clinical trial or abandon a product, repeat or conduct new clinical trials or require a new formulation of a product for clinical testing;

•	collaborators could independently develop, or develop with third parties, products that could compete with our future products;

•	the terms of our agreements with our current or future collaborators may not be favorable to us;

•	a collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing and distribution of our products, limiting our potential revenues from the commercialization of a product;

•	disputes may arise delaying or terminating the research, development or commercialization of our products, or result in significant litigation or arbitration; and

•	collaborations may be terminated and, if terminated, we would experience increased capital requirements if we elected to pursue further development of the product.

          In addition, business combinations or alliances among large pharmaceutical companies could result in a reduced number of potential future collaborators. If business combinations involving our collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our product development programs.

Our products are subject to United States, European Union and international medical regulations and controls, which impose substantial financial costs on us and which can prevent or delay the introduction of new products. As a result, we may not obtain required approvals for the commercialization of our products.

          Our ability to sell our products is subject to various federal, state and international rules and regulations. In the United States, we are subject to inspection and market surveillance by the Food and Drug Administration, or FDA, to determine compliance with regulatory requirements. The regulatory process is costly, lengthy and uncertain.

          Our future performance depends on, among other matters, estimates as to when and at what cost we will receive regulatory approval for our new products. Regulatory approval can be a lengthy, expensive and uncertain process, making the timing and cost of obtaining approvals difficult to predict.

          In the United States, clearance or approval to commercially distribute new medical devices or products is received from the FDA through clearance of a 510(k) premarket notification, or 510(k), or approval of a premarket approval application or PMA. The process to obtain 510(k) clearance is lengthy and there is no assurance clearance will be obtained.

          For any products that are cleared through the 510(k) premarket notification process, modifications or enhancements that could significantly affect safety or constitute a major change in the intended use of the product, will require new 510(k) submissions.

          A PMA application must be filed if proposed products are not substantially equivalent to a medical product first marketed prior to May 1976, or if otherwise required by the FDA. The PMA approval process can be expensive, uncertain and lengthy, and a number of products for which other companies have sought FDA approval of a PMA application have never been approved for marketing.

          We are also subject to the regulatory approval and compliance requirements for each foreign country to which we export our products. In the European Union, a single regulatory approval process has been created, and approval is represented by the CE Mark.

          Both before and after products are commercialized, we have ongoing responsibilities under the regulations of the FDA and other agencies. Our manufacturing facilities and those of our contract manufacturers are, or can be, subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies. The FDA has the authority to request recall, repair, replacement or refund of the cost of any product manufactured or distributed by us. The FDA also administers certain controls over the export of medical devices from the United States. We are also subject to routine inspection and must file periodic reports after the product is approved by the FDA for compliance with quality system requirements, or QSR, and medical device reporting requirements in the United States and other applicable regulations worldwide. Changes in existing requirements or adoption of new laws or requirements could have a material adverse effect on our business, financial condition and results of operation. We will incur significant costs to comply with laws and regulations.

          Regulatory agencies have made, and continue to make, changes in their approval and compliance requirements and process. We cannot predict what, how or when these changes will occur or what effect the changes will have on the regulation of our products. Any new legislation may impose additional costs or lengthen review times of our products. We may not be able to obtain necessary worldwide regulatory approvals or clearances for our products on a timely basis, if at all. Delays in receipts of or failure to receive such approvals or clearances, the loss of previously received approvals or clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on our business, financial condition and results of operations.

Because many of our competitors have substantially greater capital resources and more experience in research and development, manufacturing and marketing than we do, we may not succeed in developing our proposed products and bringing them to market in a cost-effective, timely manner.

          We expect to compete with a broad range of organizations that are engaged in the development and production of products, services and strategies relating to the diagnosis, prognosis, early detection and development of new drugs in cancer, neurodegenerative and neuromuscular diseases. They include:

•	biotechnology, biomedical, pharmaceutical and other companies;

•	academic and scientific institutions;

•	governmental agencies; and

•	public and private research organizations.

          We are an early stage development company engaged exclusively in research and development. We have not yet completed the development of our first product and have no revenue from operations. As a result, we may have difficulty competing with larger, established biomedical and pharmaceutical companies and organizations. These companies and organizations have much greater financial, technical, research, marketing, sales, distribution, service and other resources than us. Moreover, they may offer broader product lines, services and have greater name recognition than we do, and may offer discounts as a competitive tactic.

          In addition, several early stage companies are currently developing products that may compete with our potential products. We anticipate strong competition from several companies that include:

•	Medarex, which is a biopharmaceutical company focused on the development of antibody-based therapeutics to treat life threatening and debilitating diseases including cancer and infectious diseases;

•	Matritech, which is a developer of proteomics-based diagnostic products for the early detection of cancer;

•	Ciphergen Biosystems, which is active in biomarker discovery assay development and characterization;

•	Lexicon Genetics, which is using gene knockout technology for a number of therapeutic areas which include neurological disorders and cancer; and

•	Cyberonics, which designs, develops, manufactures and markets medical devices for the treatment of Alzheimer’s disease and other chronic disorders.

Our competitive position depends on protection of our intellectual property.

          Our success will depend on our ability to obtain and protect patents on our technology and to protect our trade secrets. The patents we currently license, and any future patents we may obtain or license, may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or unenforceable. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Competitors may develop products similar to ours that conflict with our patent applications and any patents we ultimately receive. In order to protect or enforce our patent rights, we may initiate interference proceedings, oppositions, or patent litigation against third parties, such as infringement suits. These lawsuits could be expensive, take significant time and divert management’s attention from other business concerns. The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

          We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While our employees, consultants and corporate partners with access to proprietary information generally will be required to enter into confidentiality agreements, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may gain access to our trade secrets or independently develop substantially equivalent proprietary information and techniques.

Our products could infringe on the intellectual property rights of others.

          Third parties may challenge the patents that have been issued or licensed to us. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third party’s patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.

We depend on our key scientific and management personnel to develop our products and pursue collaborations.

          Our performance is substantially dependent on the performance of our current senior management, board of directors and key scientific and technical personnel and advisers. The loss of the services of any member of our senior management, board of directors, scientific or technical staff or scientific advisory board may significantly delay or prevent the achievement of product development and other business objectives and could have a material adverse effect on our business, operating results and financial condition.

          Recruiting and retaining qualified scientific personnel to perform research and development work are critical to our success. There is intense competition for qualified scientists and managerial personnel from numerous pharmaceutical, biomedical and biotechnology companies, as well as from academic and government organizations, research institutions and other entities. In addition, we may face particular difficulties because there is a limited number of scientists specializing in proteomics and its use for the discovery of diseases, the principal focus of our company. We expect to rely on consultants and advisors, including our scientific and clinical advisors, to assist us in formulating our research and development strategy. Any of those consultants or advisors could be employed by other employers, or be self-employed, and might have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. Such other employment, consulting or advisory relationships could place our trade secrets at risk, even if we require non-disclosure agreements.

Our lack of operating experience may cause us difficulty in managing our growth.

          We have no experience in manufacturing or procuring products in commercial quantities, conducting other later-stage phases of the regulatory approval process or selling our products, and we have only limited experience in negotiating, establishing and maintaining strategic relationships. We have no experience with respect to the launch of a commercial product. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls. If our management is unable to manage growth effectively, our business and financial condition would be materially harmed. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources.

We have no commercial production capability and we may encounter production problems or delays, which could result in lower revenue.

          To date, we have not produced any product in commercial quantities. Customers for any potential products and regulatory agencies will require that we comply with current good manufacturing practices prescribed by the FDA that we may not be able to meet. We have established and are in the process of establishing agreements with contract manufacturers to supply sufficient quantities of our products to conduct clinical trials as well as for the manufacture, packaging, labeling and distribution of finished products if our potential products are approved for commercialization. If such arrangements are terminated and if we are unable to manufacture or contract for a sufficient supply of our potential products on acceptable terms, our clinical testing schedule may be delayed, resulting in the delay of submission of products for regulatory approval and initiation of new development programs. If we determine to manufacture products ourselves, we may not be able to maintain acceptable quality standards if we ramp up production. To achieve anticipated customer demand levels, we will need to scale-up our production capability and maintain adequate levels of inventory. We may not be able to produce sufficient quantities to meet market demand. If we cannot achieve the required level and quality of production, we may need to outsource production or rely on licensing and other arrangements with third parties. This reliance could reduce our gross margins and expose us to the risks inherent in relying on others. We may not be able to successfully outsource our production or enter into licensing or other arrangements under acceptable terms with these third parties, which could adversely affect our business.

We have no marketing or sales staff, and if we are unable to develop sales and marketing capability, we may not be successful in commercializing our products.

          We currently have no sales, marketing or distribution capability. As a result, we will depend on collaborations or agreements with third parties that have established distribution systems and direct sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little or no control.

          If we are unable to reach and maintain agreement with one or more pharmaceutical, biomedical or biotechnology companies or other potential collaborators under acceptable terms, we may be required to market our products directly. We may elect to establish our own specialized sales force and marketing organization to market our products. If we are unable to develop a marketing and sales force with technical expertise and with supporting distribution capability, we may not be able to successfully commercialize our products.

Our business is subject to technological obsolescence.

          Proteomics, biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. We expect that the technologies associated with proteomics, biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any processes, discovery platforms or products that we develop may become obsolete before we recover any expenses incurred in connection with developing these products.

We face intense competition in the proteomics, biotechnology and pharmaceutical industries.

          The proteomics, biotechnology and pharmaceutical industries are intensely competitive. We have numerous competitors in the United States and elsewhere. Our competitors include major multinational pharmaceutical, biomedical and biotechnology companies, specialized firms and universities and other research institutions. Many of these competitors have greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations, than we do. In addition, academic and government institutions have become increasingly aware of the commercial value of their research findings. These institutions are now more likely to enter into exclusive licensing agreements with commercial enterprises, including our competitors, to market commercial products. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of these competitors have significant products that have been approved or are in development and operate large, well-funded research and development programs.

          Our competitors may succeed in developing or licensing technologies and products that are more effective or less costly than any we are developing. Our competitors may succeed in obtaining FDA or other regulatory approvals for product candidates before we do. Products resulting from our research and development efforts, if approved for sale, may not compete successfully with our competitors’ existing products or products under development.

We face potential difficulties in obtaining product liability and related insurance. If we are subject to product liability claims and have not obtained adequate insurance to protect against these claims, our financial condition would suffer.

          We do not have product liability or other professional liability insurance. In the future, we may, in the ordinary course of business, be subject to substantial claims by, and liability to, persons alleging injury from the use of our products. If we are successful in having products approved by the FDA, the sale of such products would expose us to additional potential product liability and other claims resulting from their use. This liability may result from claims made directly by consumers or by others selling such products. We do not currently have any product liability or professional liability insurance, and it is possible that we will not be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. A successful product liability claim in excess of any insurance coverage we may procure could exceed our net worth. While we desire to reduce our risk by obtaining indemnity undertakings with respect to such claims from licensees and distributors of our products, we may not be able to obtain such undertakings and, even if we do, they may not be sufficient to limit our exposure to claims.

If we are subject to claims relating to improper handling, storage or disposal of the hazardous materials we use in our business, our financial condition would suffer.

          Our research and development processes involve the controlled storage, use and disposal of hazardous materials including biological hazardous materials. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result. We currently do not have insurance which covers any such accident and may not be able to maintain insurance on acceptable terms, or at all. We could be required to incur significant costs to comply with current or future environmental laws and regulations.

Health care cost containment initiatives may limit our returns.

          Our ability to commercialize our products successfully will be affected by the ongoing efforts of governmental and third-party payors to contain or reduce the cost of health care. Governmental and other third-party payors increasingly are attempting to contain health care costs by:

•	challenging the prices charged for health care products and services;

•	limiting both coverage and the amount of reimbursement for new therapeutic products;

•	denying or limiting coverage for products that are approved by the FDA but are considered experimental or investigational by third-party payors; and

•	refusing in some cases to provide coverage when an approved product is used for disease indications in a way that has not received FDA marketing approval.

          In addition, the trend toward managed health care in the United States, the growth of organizations such as health maintenance organizations, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of healthcare services and products, resulting in lower prices and reducing demand for our products.

          Even if we succeed in bringing any products to the market, they may not be considered cost-effective and third-party reimbursement might not be available or sufficient. If adequate third-party coverage is not available, we may not be able to maintain price levels sufficient to realize an appropriate return on our investment in research and product development. In addition, legislation and regulations affecting the pricing of diagnostic services and testing may change in ways adverse to us before or after any of our proposed products are approved for marketing. While we cannot predict whether any such legislative or regulatory changes will be adopted, the adoption of such changes could make it difficult or impossible to sell our products.

Stock prices for biomedical and biotechnology companies are volatile.

          The market price for securities of biomedical and biotechnology companies historically has been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings.

          Factors that may have a significant impact on the market price and marketability of our common stock include:

•	announcements of technological innovations or new commercial therapeutic products by us, our collaborative partners or our present or potential competitors;

•	announcements by us or others of results of validation studies and clinical trials;

•	developments or disputes concerning patent or other proprietary rights;

•	adverse legislation, including changes in governmental regulation and the status of our regulatory approvals or applications;

•	changes in health care policies and practices; and

•	economic and other external factors, including general market conditions.

          In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

The resale in the open market of the shares we have issued, or shares issuable upon conversion or exercise of securities we have issued, in exempt transactions might adversely affect our stock price.

          The 13,101,846 shares subject to this prospectus represent 17% of our common stock outstanding on January 18, 2005 on a diluted basis, including the shares issuable upon the conversion or exercise of the convertible debentures, warrants and additional investment rights. The selling shareholders will be permitted to sell shares in the open market from time to time without advance notice to us or to the market and without limitations on volume. The sale of a substantial number of shares of our common stock by the selling shareholders under this prospectus, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. In addition to the shares listed in this prospectus, approximately 15,000,000 shares of common stock issued to Advanced Bio/Chem in our acquisition of its assets may become available for resale. Sales of shares pursuant to other exercisable options and warrants we have issued could also lead to subsequent sales of the shares in the public market. These sales could depress the market price of our stock by creating an excess in supply of shares for sale. Availability of these shares for sale in the public market could also impair our ability to raise capital by selling equity securities.

Our stock is thinly traded, which could lead to price volatility and difficulty liquidating your investment.

          The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. During the quarter ended December 31, 2004, the average daily trading volume of our stock was approximately 215,000 shares and the shares traded as low as $0.67 and as high as $2.23 per share. Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including:

•	actual or anticipated variations in quarterly and annual operating results;

•	announcements of technological innovations by us or our competitors;

•	developments or disputes concerning patent or proprietary rights; and

•	general market perception of biotechnology and pharmaceutical companies.

Because our stock currently trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock is considered by the SEC a “penny stock,” which can adversely affect its liquidity.

          Our common stock does not currently qualify for listing on the Nasdaq Stock Market. If our common stock continues to be quoted on the OTC Bulletin Board, and if the trading price of our common stock remains less than $5.00 per share, our common stock is considered a “penny stock,” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, brokers or dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker or dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

          SEC regulations also require additional disclosure in connection with any trades involving a penny stock, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements could severely limit the liquidity of such securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, another risk associated with trading in penny stocks may be high price fluctuations. Purchasers of stock may be subject to substantial dilution.

If the ownership of our common stock continues to be highly concentrated, it may prevent you from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

          As of January 18, 2005, our executive officers, directors and their affiliates beneficially own or control approximately 41% of the outstanding shares of our common stock (after giving effect to the exercise of all options and warrants held by them which are exercisable within sixty days of such date). Additionally, based solely upon our stock records, Advanced Bio/Chem is the record owner of approximately 23% of the outstanding shares of our common stock as of January 18, 2005. Accordingly, our current executive officers, directors and their affiliates, as well as Advanced Bio/Chem, will have substantial control over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These shareholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other shareholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

The terms of our convertible debentures have materially modified the rights of common shareholders, and the holders of preferred stock may be able to delay or prevent a change of control of the company.

          We are authorized to issue up to 50,000,000 shares of preferred stock in one or more series. Our board of directors will be able to determine the terms of preferred stock without further action by our shareholders. If we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

          Under the terms of our convertible debentures, we are prohibited from taking certain actions without the approval of the holders of a two-thirds majority of the then-outstanding principal amount of the debentures. Specifically, we have agreed not to, and not to permit our subsidiary to, so long as any portion of the debentures are outstanding, (1) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the holders of the debentures (with exception for the Series B preferred stock to be issued by us), or (2) repurchase more than a de minimis number of shares of its common stock or other equity securities other than as to the shares of common stock issuable upon conversion of the debentures described above.

We are contractually obligated to issue shares of a Series B preferred stock to our two directors and principal officers. The Series B preferred stock will have special voting rights such that the holders of the Series B preferred stock will hold a majority of the voting rights of the company.

          We previously entered into employment agreements with our two directors and executive officers in which we agreed to issue 1,500,000 shares of Series B preferred stock to each officer. The shares were intended to be issued following the Advanced Bio/Chem transaction; however, we did not file the certificate of amendment necessary to designate powers and relative rights of the Series B preferred stock. As a result of certain restrictions agreed to by us in connection with the sale of our convertible debentures, we are not permitted to issue common shares or common share equivalents such as the Series B preferred stock until 90 days after the effective date of the registration statement of which this prospectus is a part. After such restrictions lapse, we intend to designate and issue the Series B preferred stock. It is contemplated that the Series B preferred stock will have special voting rights such that the holders of the Series B preferred stock will hold a majority of the voting rights of the company. Upon issuance of the Series B preferred stock, our current executive officers and directors may restrict our ability to merge with, or sell our assets to, a third party.

We do not anticipate paying dividends on our common stock.

          We do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and the expansion of our business.

FORWARD LOOKING STATEMENTS

          This prospectus contains certain forward-looking statements of the intentions, hopes, beliefs, expectations, strategies, and predictions of the company or our management with respect to future activities or other future events or conditions within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are usually identified by the use of words such as “believes,” “will,” “anticipates,” “estimates,” “expects,” “projects,” “plans,” “intends,” “should,” “could,” or similar expressions. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” and other sections of this prospectus, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels, or activity, performance or achievements, express or implied by these forward-looking statements.

          Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement, and the documents we may incorporate by reference. We will not update these statements unless the securities laws require us to do so. Accordingly, the reader should not rely on forward-looking statements, because they are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements.

USE OF PROCEEDS

          We will not receive any of the proceeds from sales of the common stock by the selling shareholders. However, we may receive up to $4,079,999 from the exercise of the warrants and $2,500,000 from the exercise of the additional investment rights if all such warrants and additional investment rights are exercised in full. There can be no assurance any of these warrants or additional investment rights will be exercised by the selling shareholders, that any of the underlying shares of common stock will be sold hereunder or that we will receive any proceeds from the warrants or additional investment rights. We expect to use the proceeds received from the exercise of the warrants and additional investment rights, if any, for general working capital purposes.

DESCRIPTION OF FINANCING TRANSACTION

          We entered into a securities purchase agreement effective as of October 28, 2004 with the selling shareholders identified in this prospectus pursuant to which the selling shareholders agreed to purchase from us convertible debentures due three (3) years from the date of issuance in the aggregate principal amount of $3,000,000. Effective January 19, 2005, we entered into an amendment to the securities purchase agreement with each of the selling shareholders.

          Concurrent with the execution of the original securities purchase agreement, we issued and sold to the purchasers convertible debentures dated October 28, 2004 in the aggregate principal amount of $1,000,000. These convertible debentures in the aggregate principal amount of $1,000,000 are initially convertible at a conversion price of $0.90 per share. Pursuant to the securities purchase agreement, as amended, upon the filing of the registration statement of which this prospectus forms a part and our satisfaction of the remaining conditions contained in the securities purchase agreement, as amended, certain selling shareholders are obligated to purchase an additional $400,000 aggregate principal amount of convertible debentures on or before the third trading day after the filing of the registration statement. Subject to our satisfaction of the conditions contained in the securities purchase agreement, as amended, which includes the effectiveness of the registration statement of which this prospectus is a part, the remaining $1,600,000 in convertible debentures must be purchased from us on or before the fifth trading day after the effective date of the registration statement. The convertible debentures in the aggregate principal amount of $400,000 are initially convertible at a conversion price of $0.90 per share. The final tranche of convertible debentures in the aggregate principal amount of $1,600,000 shall be convertible at a conversion price equal to the lower of (1) $0.90, (2) the 75% average of the daily volume weighted average price of our common stock for five (5) consecutive days prior to the effective date of the registration statement of which this prospectus is a part, or (3) the daily volume weighted average price of our common stock on the effective date of the registration statement. If the conversion price of the final tranche of convertible debentures is less than $0.90 per share, the conversion price of the previously issued convertible debentures in the aggregate principal amount of $1,400,000 will be reduced to equal the conversion price of the final tranche of convertible debentures in the aggregate principal amount of $1,600,000.

          In addition, concurrent with the issuance of the initial $1,000,000 aggregate principal amount of convertible debentures dated October 28, 2004, we issued warrants to purchase an aggregate of up to 2,500,000 shares of our common stock and additional investment rights to purchase up to an additional $2,500,000 aggregate principal amount of convertible debentures. Pursuant to the terms of the amendment to the securities purchase agreement, concurrent with our issuance of the $400,000 aggregate principal amount of convertible debentures following the filing of the registration statement of which this prospectus forms a part, we are obligated to issue additional warrants to purchase an aggregate of up to 333,333 shares of our common stock. The warrants are exercisable at a price of $1.44 per share (subject to adjustment) for a period of five (5) years from October 28, 2004. The additional investment rights are exercisable at a price equal to the principal amount of the debentures to be purchased, for (1) a period of nine (9) months following the effective date of the registration statement of which this prospectus is a part or (2) April 28, 2006, whichever is shorter. The debentures to be purchased upon the exercise of the additional investment rights will have the same terms as the debentures described above, except that the conversion price will be equal to $1.08 (subject to adjustment).

          We have agreed to register (1) 125% of the estimated number of shares of common stock underlying the convertible debentures, (2) 125% of the estimated number of shares of common stock issuable upon exercise of the warrants, and (3) 125% of the estimated number of shares of common stock issuable upon conversion of the convertible debentures to be acquired upon exercise of the additional investment rights. We have also agreed to pay the selling shareholders liquidated damages if the registration statement is not filed on or before the 45th day following the initial closing, October 28, 2004, or is not declared effective within 90 days (or 120 days if this registration statement is reviewed) following such date an amount equal to two percent (2%) of the aggregate purchase price for each calendar month of delayed effectiveness. We are obligated to keep the registration statement of which this prospectus forms a part effective until all shares of common stock covered by this prospectus have been sold or may be sold without volume restrictions pursuant to Rule 144(k) of the Securities Act of 1933.

SELLING SHAREHOLDERS

          The following table sets forth the name of each selling shareholder, the number of shares of common stock beneficially owned by the selling shareholders as of January 18, 2005, the number of shares of common stock to be offered for such selling shareholder’s account and the amount and (if one percent or more) the percentage of the class owned by such selling shareholder after the offering is complete. None of the selling security holders has or had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates, other than as a result of the ownership of our securities.

          Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. This includes shares which a person or entity has a right to acquire in the next 60 days. However, each of the selling shareholders is subject to certain limitations on the conversion of their convertible debentures and the exercise of their warrants and additional investment rights. Specifically, such selling shareholders may not convert their convertible debentures or exercise their warrants or additional investment rights, if such conversion or exercise would cause such holder’s beneficial ownership of our common stock (excluding shares underlying any of their unconverted debentures or unexercised warrants and additional investment rights) to exceed 4.99% of the outstanding shares of our common stock. Also, the table below includes the number of shares which might be issuable upon the occurrence of certain events which have not yet occurred and may not occur. Therefore, although they are listed in the table below, the number of shares of common stock for the selling shareholders may include shares that are not subject to purchase during the sixty-day period.

	Number of shares of				Percentage of shares
	common stock owned		Number of shares of	Number of shares of	of common stock to
	prior to the		common stock to be	common stock to be	be owned after the
Name	offering12345		offered12345	owned after offering[6]	offering[6]
Bach Farms LLC	16,914	[7]	16,914	0	0%
Citiplatz Limited	549,075	[8]	549,075	0	0%
Crescent International Ltd.	2,029,630	[9]	2,029,630	0	0%
Crestview Capital Master, LLC	1,647,222	[10]	1,647,222	0	0%
DKR SoundShore Oasis Holding Fund Ltd.	507,408	[11]	507,408	0	0%
Gryphon Master Fund L.P.	1,098,147	[12]	1,098,147	0	0%
GSSF Master Fund, LP	1,348,147	[13]	1,098,147	250,000	*
Mohawk Funding	101,481	[14]	101,481	0	0%
Omicron Master Trust	1,014,814	[15]	1,014,814	0	0%
Otape Investments LLC	1,014,814	[16]	1,014,814	0	0%
Platinum Partners Value Arbitrage Fund L.P.	845,678	[17]	845,678	0	0%
Richard Molinsky	304,444	[18]	304,444	0	0%
Sage Capital Investments Limited	253,703	[19]	253,703	0	0%

* Indicates less than one percent.

1 Includes a good faith estimate of the shares issuable upon conversion of the convertible debentures and a good faith estimate of the shares issuable upon exercise of the warrants and conversion of the convertible debentures issuable upon exercise of the additional investment rights, subject to anti-dilution and price protection. Because the number of shares of common stock issuable upon conversion of the convertible debentures is dependent in part upon the market price of the common stock determined after the effectiveness of the registration statement of which this prospectus forms a part, the actual number of shares of common stock that will be issued upon conversion of the convertible debentures cannot be determined at this time. We are registering 125% of the estimated shares issuable upon conversion of the convertible debentures, exercise of the warrants and conversion of the convertible debentures issuable upon exercise of the additional investment rights.

2 The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, include such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures, exercise of the warrants and conversion of the convertible debentures issuable upon exercise of the additional investment rights by reason of any stock split, stock dividend, or similar transaction involving the common stock, in accordance with Rule 416 of the Securities Act of 1933. However, each selling shareholder has contractually agreed to restrict its ability to convert its convertible debentures or exercise its warrants and additional investment rights and receive shares of our common stock such that the number of shares of common stock held by each selling shareholder (excluding shares underlying any of their unconverted debentures or unexercised warrants or additional investment rights) after such conversion or exercise does not exceed 4.99% of the outstanding shares of our common stock. Accordingly, the number of shares of common stock set forth in the table for the selling shareholders may exceed the number of shares of common stock that the selling shareholder could own beneficially at any given time through their ownership of convertible debentures, warrants and additional investment rights.

3 As indicated in the footnotes below, certain of the shares offered by this prospectus are shares underlying convertible debentures issued, and issuable, by us. Convertible debentures in the aggregate principal amount of $1,000,000 may be converted at any time until October 28, 2007 at an estimated conversion price of $0.5625 per share (subject to customary adjustments in accordance with the terms thereof). Convertible debentures in the aggregate principal amount of $2,000,000 may be converted at any time prior to the date which is three years following the date of issuance at an estimated conversion price of $0.5625 per share (subject to customary adjustments in accordance with the terms thereof).

4 As indicated in the footnotes below, certain of the shares of common stock offered by this prospectus are shares underlying common stock purchase warrants. Such common stock purchase warrants may be exercised with respect to all or any portion of the underlying shares of common stock at any time until October 28, 2009, at an exercise price of $1.44 per share (subject to customary adjustments in accordance with the terms thereof).

5 As indicated in the footnotes below, certain of the shares offered by this prospectus are shares underlying convertible debentures which are issuable upon the exercise of additional investment rights issued by us. The additional investment rights may be exercised by the holder thereof at any time prior to the earlier of (1) the date which is nine months after the effective date of the registration statement of which this prospectus forms a part, and (2) April 28, 2006. Upon exercise of an additional investment right, the holder shall receive convertible debentures in the aggregate principal amount designated therein which may be converted by the holder thereof at any time prior to the date which is three years following the date of issuance at a conversion price of $1.08 (subject to customary adjustments in accordance with the terms thereof).

6 Assumes that all shares of common stock registered will be sold.

7 Represents (1) 8,889 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $5,000; (2) 4,167 shares of common stock issuable upon exercise of warrants; and (3) 3,858 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $4,167 issuable upon the exercise of additional investment rights. Judith Bach, as managing member of the selling shareholder, exercises on behalf of the selling shareholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling shareholder.

8 Represents (1) 266,667 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $150,000 (2) 166,667 shares of common stock issuable upon exercise of warrants; and (3) 115,741 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $125,000 issuable upon the exercise of additional investment rights. Gordon J. Mundy, as director of the selling shareholder, exercises on behalf of the selling shareholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling shareholder.

9 Represents (1) 1,066,667 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $600,000; (2) 500,000 shares of common stock issuable upon exercise of warrants; and (3) 462,963 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $500,000 issuable upon the exercise of additional investment rights. Mel Craw and Maxi Brezzi, in their capacity as managers of GreenLight (Switzerland) SA, the investment adviser to Crescent International Ltd., exercise voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling shareholder. Messrs. Craw and Brezzi disclaim beneficial ownership of such shares.

10 Represents (1) 800,000 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $450,000; (2) 500,000 shares of common stock issuable upon exercise of warrants; and (3) 347,222 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $375,000 issuable upon the exercise of additional investment rights. Stewart Flink and Daniel Warsh, as the managing partners of the selling shareholder, exercise on behalf of the selling shareholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling shareholder.

11 Represents (1) 266,667 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $150,000; (2) 125,000 shares of common stock issuable upon exercise of warrants; and (3) 115,741 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $125,000 issuable upon the exercise of additional investment rights. DKR SoundShore Oasis Holding Fund Ltd. (“DKR SoundShore”) is a master fund in a master-feeder structure. DKR SoundShore’s investment manager is DKR Oasis Management Company LP (“DKR Oasis Management”). Pursuant to an investment management agreement among DKR SoundShore, the feeder funds and DKR Oasis Management, DKR Oasis Management has the authority to do any and all acts on behalf of DKR SoundShore, including voting any shares held by DKR SoundShore. Mr. Seth Fischer is the managing partner of Oasis Management Holdings, LLC, one of the general partners of DKR Oasis Management. Mr. Fischer has ultimate responsibility for trading with respect to DKR SoundShore. Mr. Fischer disclaims beneficial ownership of the shares.

12 Represents (1) 533,333 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $300,000; (2) 333,333 shares of common stock issuable upon exercise of warrants; and (3) 231,481 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $250,000 issuable upon the exercise of additional investment rights. E.B. Lyon IV, as the authorized agent of the selling shareholder, exercises on behalf of the selling shareholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling shareholder.

13 Represents (1) 533,333 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $300,000; (2) 333,333 shares of common stock issuable upon exercise of warrants; (3) 231,481 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $250,000 issuable upon the exercise of additional investment rights; and (4) 250,000 shares of common stock not registered herein. E.B. Lyon IV, as the authorized agent of the selling shareholder, exercises on behalf of the selling shareholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling shareholder.

14 Represents (1) 53,333 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $30,000; (2) 25,000 shares of common stock issuable upon exercise of warrants; and (3) 23,148 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $25,000 issuable upon the exercise of additional investment rights. Richard H. Bach, as managing member of the selling shareholder, exercises on behalf of the selling shareholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling shareholder.

15 Represents (1) 533,333 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $300,000; (2) 250,000 shares of common stock issuable upon exercise of warrants; and (3) 231,481 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $250,000 issuable upon the exercise of additional investment rights. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for the purposes of Regulation 13D-G under the Securities Act of 1934. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934 or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

16 Represents (1) 533,333 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $300,000; (2) 250,000 shares of common stock issuable upon exercise of warrants; and (3) 231,481 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $250,000 issuable upon the exercise of additional investment rights. Ira M. Leventhal exercises on behalf of the selling shareholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling shareholder. Mr. Leventhal disclaims beneficial ownership of such shares.

17 Represents (1) 444,444 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $250,000; (2) 208,333 shares of common stock issuable upon exercise of warrants; and (3) 192,901 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $208,333 issuable upon the exercise of additional investment rights. Mark Nordlicht, as managing director of the selling shareholder, exercises on behalf of the selling shareholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling shareholder.

18 Represents (1) 160,000 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $90,000; (2) 75,000 shares of common stock issuable upon exercise of warrants; and (3) 69,444 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $75,000 issuable upon the exercise of additional investment rights.

19 Represents (1) 133,333 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $75,000; (2) 62,500 shares of common stock issuable upon exercise of warrants; and (3) 57,870 shares of common stock issuable upon conversion of convertible debentures in the aggregate principal amount of $62,500 issuable upon the exercise of additional investment rights. George Godfrey, the president of the selling shareholder, exercises on behalf of the selling shareholder voting and dispositive power with respect to the shares of common stock registered hereby for the account of the selling shareholder.

PLAN OF DISTRIBUTION

          Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

          The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

          In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

          The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

          We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

          The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

          Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling shareholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

          We agreed to keep this prospectus effective until the earlier of (1) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (2) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

          The Company is not a party to any material legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

          Set forth below is certain information concerning each of our directors, executive officers and significant employees. All directors of our company hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers, significant employees and their ages, positions held and duration as such are as follows:

	Position Held		Date First Elected
Name	with the Company	Age	or Appointed

Steven B. Rash	Chief Executive Officer and Director	57	May 18, 2004
Ira L. Goldknopf	Chief Scientific Officer and Director	58	May 18, 2004
Michael J. Rosinski	Chief Financial Officer	59	July 2, 2004
Brian R. Folsom	Director of Laboratory Operations	48	July 12, 2004

          Certain additional information concerning the individuals named above is set forth below. This information is based on information furnished to us by each director, executive officer and significant employee.

          Steven B. Rash joined us in May 2004 as Chairman of the Board of Directors and Chief Executive Officer. Mr. Rash was Chairman of the Board of Directors and Chief Executive Officer of Advanced Bio/Chem, Inc. from September 2003 to May 2004. Prior to that time he was an independent consultant from February 2003 until September 2003. In April 2001, Mr. Rash was employed as a consultant to Global Water Technologies, Inc. and was hired as President and interim CFO of the company in January 2002 and retained that position until February 2003. From April 2000 until April 2001, he was an independent consultant. From June 1995 until March 2000, Mr. Rash was employed as President and CEO of American Biomed, Inc., a publicly traded medical device company. Mr. Rash has a B.S. in Business Administration from the University of Delaware and an M.B.A. from Southern Illinois University.

          Ira L. Goldknopf, Ph.D. joined us in May 2004 as Chief Scientific Officer and Director. From August 2000 until May 2004, Dr. Goldknopf was Chief Scientific Officer of Advanced Bio/Chem, which he co-founded in 2000. From August 1997 until August 2000, Dr. Goldknopf was a biotechnology consultant. Dr. Goldknopf has a B.A. in Chemistry from Hunter College and a Ph.D. in Biochemistry from Kansas State University. Dr. Goldknopf spent ten years on the faculty of Baylor College of Medicine and is the author of over 70 publications and a principal inventor of our intellectual property. Dr. Goldknopf also serves on our Scientific Advisory Board.

          Michael J. Rosinski joined us on July 2, 2004 as Chief Financial Officer. From January 1997 until June 2004, he was Senior Vice President and Chief Operating Officer for Municipal Energy Resource Corporation. From August 1992 to December 1996, he was employed at Santa Fe Energy Resources, Inc., where he served as Chief Financial Officer from 1992 to 1994 and Senior Vice President from 1994 to 1996. Mr. Rosinski has a B.S. in Mechanical Engineering from Georgia Tech and an M.B.A. from Tulane University.

          Brian R. Folsom, Ph.D. joined us on July 12, 2004 as Director of Laboratory Operations. From January 2001 to July 2003, he was a Staff Engineer at Diosynth-RTP. From July 2003 until July 2004 he was an independent consultant. From March 1995 until January 2001, he was the Manager, Process Development for Enchira Biotechnology Corporation. In his prior positions, Dr. Folsom has been responsible for the management of laboratories involved in the development of biotechnological intellectual property over the past ten years. Dr. Folsom has a B.A. in Chemistry from MacAlester College and a Ph.D. in Biochemistry from Washington State University. Dr. Folsom is the author of 15 scientific publications and holds two patents.

          There are no family relationships among any of the directors or executive officers of the company. Except as disclosed below with respect to the amended and restated employment agreements of Messrs. Rash, Goldknopf and Rosinski, no arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director or executive officer was elected to serve.

          Mr. Rash has many years of experience in corporate reorganizations, finance and new business development. Mr. Rash was hired by American Biomed, Inc. in June 1995 to assist in the reorganization and turnaround of the company. Mr. Rash remained with American Biomed until March 2000 as president and CEO during which time the company was restructured. In July 2000, approximately four (4) months after Mr. Rash’s departure, American Biomed filed for Chapter 7 bankruptcy proceedings. Mr. Rash was initially retained as a consultant in April 2001 to assist Global Water Technologies, Inc. and its Chairman/CEO in formulating a turnaround strategy for the company. Mr. Rash was subsequently employed as president and interim CFO in January 2002. Global Water was declared in default of its bank loan in January 2003 and sold its operating division in February 2003. Mr. Rash resigned in February 2003 and, in May 2003, Global Water filed for Chapter 11 bankruptcy proceedings.

          Except as described above with respect to Mr. Rash, none of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

          The board of directors has not established an audit committee or any committee performing similar functions. Consequently, we do not have an audit committee financial expert as defined in Item 401(3) of Regulation S-B. Management believes that in light of our current size and our status as a company with no operations, the establishment of an audit committee and the retention of an audit committee financial expert is not necessary at this time and is cost-prohibitive. We also do not have a standing nominating committee of our board of directors or any committee performing a similar function.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information as of January 18, 2005, regarding beneficial ownership of our common stock by the following persons:

•	each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock,

•	each of our directors,

•	each of our executive officers named in the executive compensation table, and

•	all of our directors and executive officers as a group.

          Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of common stock subject to options or warrants exercisable within 60 days of January 18, 2005, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

	Number of Shares of
Name of Beneficial Owner	Common Stock	Percent of Class
Industrial Enterprises of America, Inc.	15,000,000	22.96%
(formerly known as Advanced Bio/Chem, Inc.)
770 South Post Oak Lane, Suite 330
Houston, Texas 77056

Steven B. Rash	13,250,000	20.28%
3400 Research Forest Dr., Suite B2-3
The Woodlands, Texas 77381

Ira L. Goldknopf	13,250,000	20.28%
3400 Research Forest Dr., Suite B2-3
The Woodlands, Texas 77381

Michael J. Rosinski	140,000	*
3400 Research Forest Dr., Suite B2-3
The Woodlands, Texas 77381

	Number of Shares of
Name of Beneficial Owner	Common Stock	Percent of Class
Timothy S. Novak	362,245	*
44050 Ashburn Plaza, Suite 195
Ashburn, Virginia 20147

R. Paul Gray	434,504	*
44050 Ashburn Plaza, Suite 195
Ashburn, Virginia 20147

All current directors and executive	26,640,000	40.77%
officers as a group (3 persons)

* Indicates less than one percent.

Changes of Control

          In addition to the shares of our common stock beneficially owned by Mr. Rash and Dr. Goldknopf described above, we have entered into amended and restated employment agreements with Mr. Rash and Dr. Goldknopf which require us to issue 1,500,000 shares of restricted Series B preferred stock to each of Mr. Rash and Dr. Goldknopf. We have not filed the certificate of amendment designating the Series B preferred stock and its powers, designations and relative rights and have not issued the shares of the Series B preferred stock. As a result of certain restrictions we have agreed upon with the selling shareholders in connection with our recent financing, we may not issue the Series B preferred stock until 90 days after the effective date of the registration statement of which this prospectus forms a part. After such restrictions lapse, we intend to file the certificate of amendment and issue the Series B preferred stock.

          The terms of the Series B preferred stock agreed upon by us provide that while the shares of Series B preferred stock are held by Mr. Rash and Dr. Goldknopf, they will have the right to vote that number of votes equal to the number of outstanding shares of our common stock plus one additional vote such that they will hold a majority of the voting rights of the company. In the event of the death or termination of employment of either Mr. Rash or Dr. Goldknopf, the remaining holder of the Series B preferred stock will continue to hold such voting rights. The issuance of such shares of Series B preferred stock will result in a change of control of the company.

DESCRIPTION OF SECURITIES

          The following description of the material terms of our capital stock includes a summary of specified provisions of our certificate of incorporation, as amended, and our bylaws. This description is subject to the relevant provisions of New York Business Corporation Law and is qualified by reference to our certificate of incorporation and bylaws, copies of which have been previously filed with the SEC.

Authorized Capital Stock

          We are authorized to issue 150,000,000 shares of common stock, par value $.001 per share, and 50,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

          Each holder of common stock is entitled to one vote per share in the election of directors and on all other matters submitted to the vote of shareholders. No holder of common stock may cumulate votes in voting for directors.

          Subject to the rights of the holders of any preferred stock that may be outstanding from time to time, each share of common stock has an equal and ratable right to receive dividends as may be declared by our board of directors out of funds legally available for the payment of dividends, and, in the event of the liquidation, dissolution or winding-up of the Company, is entitled to share equally and ratably in the assets available for distribution to shareholders. No holder of common stock has any preemptive right to subscribe for any of our securities.

          The common stock is quoted on the OTC Bulletin Board under the trading symbol “PWRM.”

Series B Preferred Stock

          Under the terms of the employment agreements that we have entered into with Mr. Rash and Dr. Goldknopf, as amended and restated, we are required to issue an aggregate of 3,000,000 shares of restricted Series B preferred stock to Mr. Rash and Dr. Goldknopf. We have not filed the certificate of amendment designating the Series B preferred stock and its powers, designations and relative rights and have not issued the shares of the Series B preferred stock. However, upon the lapse of certain restrictions we have agreed upon with the selling shareholders in the recent financing, we intend to file the certificate of amendment designating the powers, designations and relative rights of the Series B preferred stock. The terms of the Series B preferred stock agreed upon by us, Mr. Rash and Dr. Goldknopf are substantially as follows:

•	No dividends shall be declared or paid on the Series B preferred stock. The Series B preferred stock shall rank equally with our common stock as to distribution of assets upon liquidation, dissolution or winding-up of the company. In the event of our dissolution, liquidation, or winding-up, after payment of debts and any preferences to shares of any class ranking prior to the Series B preferred stock and common stock, holders of the Series B preferred stock will be entitled to share ratably with the holders of our common stock, on an as-converted basis.

•	While the shares of Series B preferred stock are held by Mr. Rash and Dr. Goldknopf, they will collectively have the right to vote that number of votes equal to the number of outstanding shares of our common stock plus one additional vote such that they will hold a majority of the voting rights of the company. However, upon either death or termination of employment or the transfer of any shares, the shares of Series B preferred stock held or transferred by the effected individual shall be converted into common stock, at which time the converted shares will not receive special voting rights. The remaining holder of the Series B preferred stock will continue to have special voting rights and will hold a majority of the voting rights of the company.

•	In the event of a recapitalization of our common stock (other than a combination of shares into a smaller number of shares) or a consolidation or merger (other than a consolidation or merger in which we are the surviving corporation and which does not result in the recapitalization of our common stock), each share of

Series B preferred stock will be convertible into securities or other property received by holders of common stock (on an as-converted basis).

          Although there is no current intention to designate any series of preferred stock other than the Series B preferred stock described above, our board of directors may, without shareholder approval, and, if applicable, subject to the terms of the Series B preferred stock, issue shares of a class or series of our preferred stock with rights and preferences which could adversely affect the voting power of the holders of common stock and may have the effect of delaying, deferring, or preventing a change of control in the company.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Section 722 of the New York Business Corporation Law provides that we may indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that such person was a director or officer of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. Furthermore, Section 723 of the New York Business Corporation Law provides that a director or officer who has been successful, on the merits or otherwise, in the defense of such a civil or criminal action or proceeding is entitled to indemnification by us as authorized in Section 722. However, with respect to an action by or in our right, no indemnification under Section 722 may be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

          Article VI of our Articles of Incorporation, as amended, provides that our directors shall have no liability to us or our shareholders for any breach of duty except that personal liability shall not be eliminated if a judgment establishes that the director’s actions or omissions:

•	were in bad faith;

•	involved intentional misconduct or a knowing violation of the law;

•	resulted in a personal gain or profit to which he was not entitled; or

•	violated Section 719 of the New York Business Corporation Law.

          Article VI of our Bylaws requires indemnification of directors and officers of all costs and expenses actually and necessarily incurred by any such person in connection with the defense of any action, suit or proceeding in which such person may be involved or to which such person may be made a party by reason of the fact that he or she is or was serving as a director or officer, except in relation to matters as to which he or she shall be finally adjudged to be liable for negligence or misconduct in the performance of duty.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

BUSINESS

Nature of Operations and Background

          Subsequent to our acquisition of the assets of Advanced Bio/Chem on May 18, 2004, our overall business strategy was changed. Our current business directive is to engage in the early detection, monitoring, and targeting of diseases through the analysis of proteins. Our business objective is to focus on disease diagnosis, protein and biomarkers identification, and drug resistance in the areas of cancers, neurodegenerative and neuromuscular diseases. We have established a scientific advisory board to assist in the research and development of our products. The members of this scientific advisory board are recognized leaders in their chosen fields and we are working with them to find effective therapeutics and novel predictive medicine for important human diseases.

          We were incorporated in 1993 in the State of New York as Sheffeld Acres Inc. Prior to the transaction in May 2004 with Advanced Bio/Chem, we were primarily engaged in the production and distribution of surgical safety devices through the operations of our subsidiary, Power Medical, Inc., a Nevada corporation, now known as Tenthgate, Inc. Since our May 18, 2004 transaction, Advanced Bio/Chem, Inc. has changed its name to Industrial Enterprises of America, Inc. On May 18, 2004, we completed our acquisition of the assets of Advanced Bio/Chem. As part of the agreement, we purchased all assets and intellectual properties of Advanced Bio/Chem and assumed certain liabilities in exchange for our issuance of 15,000,000 shares of our common stock to Advanced Bio/Chem. As a result of this transaction, we established our new business direction. The accounting for the transaction was treated as a capital transaction rather than a business combination and, as a result, we effectively became a new entity from an accounting perspective on such date.

          As a result of our acquisition of the assets and certain liabilities of Advanced Bio/Chem, we have transitioned the company into an advanced proteomics company that applies existing proprietary methodologies to discover and identify protein biomarkers associated with diseases. By discovery and development of protein-based disease biomarkers, we have begun the development of tools for diagnosis, prognosis, early detection and identification of new target drugs in cancer, and neurodegenerative and neuromuscular diseases such as amytrophic lateral sclerosis (commonly known as ALS or Lou Gehrig’s disease), Alzheimer’s disease, and Parkinson’s disease.

          Our scientific team is headed by our Chief Scientific Officer, Dr. Ira L. Goldknopf. Dr. Goldknopf was a pioneer in the science of clinical proteomics in the 1970s and 1980s and in so doing made a significant biochemistry discovery – the ubiquitin conjugation of proteins. The team has leveraged these significant insights and has made progress in the discovery of unique disease protein footprints of biomarkers in breast cancer, neurodegenerative disease, and drug resistance to chemotherapeutic agents.

          Proteomics is the study and analysis of proteins. Through proteomics, scientists can more accurately understand the functioning of a healthy body and are assisted in the identification of the proteins associated with specific diseases. Proteins that change in the course of disease are the building blocks for new screening and diagnostic tests which we are developing to provide earlier disease detection, enhanced treatment and monitoring assistance.

Product Candidates

          With the acquisition of the assets of Advanced Bio/Chem, we changed our management team and are now focused on bringing the acquired technology to the forefront of the scientific/medical community. The strategy will concentrate on efforts to attain a leading position in the protein-based diagnostic and drug targeting markets utilizing our portfolio of proprietary biomarker disease footprints. In the area of neurodegenerative disease, we have completed clinical validation studies involving 438 patients and are utilizing biostatistics to select appropriate biomarkers for sensitivity and specificity. By testing patient body fluids and tissues, such as serum, breast ductal fluid, and bone marrow, we have discovered unique snapshots of protein patterns in diseases including:

•	cancers such as breast, leukemia, prostate, bladder, stomach, and esophageal;

•	neurodegenerative diseases such as Alzheimer’s, ALS, and Parkinson’s; and

•	lymphatic diseases and kidney ailments.

          Our discovery platform uses proprietary methodologies owned by or licensed to us to discover biomarkers in clinical samples. Following sample preparation, the 2D Gel system is used for the separation of protein. The gels are stained, imaged and analyzed with unprecedented sensitivity for differences in the diseased vs. normal samples. The significance of these differences is evaluated relative to the status of the health of the individual. The proteins of interest are removed from the gel matrix and analyzed on a mass spectrometer. This information is then cross-referenced on a worldwide database to identify the protein of origin. This process requires a great deal of proteomics experience and expertise to make the end-data interpretable. In addition, all of the procedures are scaleable. Our biomarker discovery platform delivers significant discoveries that are capable of detecting up to 20 times as many proteins in nipple aspirate fluids as Mud Pit or SELDI TOF (competing technologies); exhibiting reproducible and reliable identification; and displaying broad dynamic range and linearity of disease protein footprints.

          We have successfully identified more than 300 specific proteins by developing proprietary protein technologies gained from over 50 years of combined experience in research in protein biochemistry.

          We are transitioning from a company focused only on research and development to one also demonstrating “proof of concept” of our technology in route to the commercialization of our technology, products and services. We are engaged in the process of developing a portfolio of products including the NAFTM Test (for early detection of breast cancer), NuroProTM test (for neurodegenerative screening for Alzheimer’s, Parkinson’s and ALS diseases) and drug resistance screening in chemotherapeutics.

License and Sponsored Research

          Advanced Bio/Chem entered into a license agreement with the Board of Regents of The University of Texas System, an agency of the State of Texas, on behalf of The University of Texas M.D. Anderson Cancer Center in September 2003 which we acquired in our transaction with Advanced Bio/Chem. The license agreement gives us an exclusive, worldwide, royalty-bearing license to certain patent rights and technology rights for proteomic methods of diagnosis and monitoring of breast cancer using nipple aspirate fluids. The license agreement also gives us a non-exclusive, worldwide, royalty-bearing license to certain patent rights and technology rights for methods of identifying specific nipple aspirate fluid proteins for diagnosis and monitoring of breast cancer. We are permitted to grant sublicenses under the license agreement except for the identification of biological markers. We are obligated to pay to M.D. Anderson an initial license fee, which has been paid, and a subsequent license fee. We are also obligated to pay annual license maintenance fees, royalties and additional milestone payments upon the occurrence of certain designated events. The license agreement imposes upon us an obligation to indemnify the Board of Regents, The University of Texas System, M.D. Anderson, the regents, officers, employees, students, and agents against claims arising on account of any injury or death or damage to property caused by the exercise of the rights granted under the license agreement to us, our officers and affiliates. The term of the license agreement is based on the date of expiration of the last patent rights to expire or, in the case of licensed technology rights, for a term of fifteen (15) years. However, in addition to customary termination provisions, M.D. Anderson has the right to terminate the license in any country if we fail, within ninety (90) days after receiving written notification from M.D. Anderson, to provide satisfactory evidence that we have commercialized or are attempting to commercialize the licensed invention in such country.

          Effective June 28, 2004, we entered into an exclusive license agreement with the Baylor College of Medicine which grants to us an exclusive, worldwide, sublicensable license for serum proteomics methods under certain patent rights for all biomarkers for both diagnostic and therapeutic use in neurodegenerative disease. Under the terms of the agreement we paid Baylor an initial license fee and we have the obligation to pay future royalties and additional licensing fees upon the achievement of certain milestones. We are obligated under the license agreement to indemnify Baylor, its faculty members, scientists, researchers, employees, officers, trustees and agents against claims arising from the design, process, manufacture or use of any of the patent rights or licensed products that are developed through the use of the license from Baylor. The term of the agreement is established on a country-by-country basis and expires on the date of expiration of the last patent rights to expire in that country or the tenth anniversary of the first commercial sale of licensed products in countries where no patents exist in such country. After such expiration we will have a perpetual paid in full license in such country.

          On August 1, 2004, we entered into an exclusive license agreement with M.D. Anderson which grants us an exclusive, worldwide, sublicensable license to patents and technologies for early detection screening tests, identified protein biomarkers and drug targets for cancer patient’s resistance to drug therapy. The licensed technology was developed through joint collaboration between our scientific team and M.D. Anderson. Under the terms of the agreement, we paid M.D. Anderson an initial license fee and we have the obligation to pay further royalties and additional licensing fees upon the achievement of certain milestones. The license agreement imposes upon us an obligation to indemnify the Board of Regents, The University of Texas System, M.D. Anderson, the regents, officers, employees, students, and agents against claims arising on account of any injury or death or damage to property caused by the exercise of the rights granted under the license agreement to us, our officers and affiliates. The term of the license agreement is based on the date of expiration of the last patent rights to expire or, in the case of licensed technology rights, for a term of fifteen (15) years. However, in addition to customary termination provisions, M.D. Anderson has the right to terminate the license in any country if we fail, within ninety (90) days after receiving written notification from M.D. Anderson, to provide satisfactory evidence that we have commercialized or are attempting to commercialize the licensed invention in such country.

          On August 31, 2004 we entered into a research agreement with Baylor College of Medicine for the purpose of discovering biomarkers in serum and plasma that are of particular utility in the diagnosis and drug targeting for metabolic syndrome and associated disorders including diabetes, cardiovascular disease, hypertension and stroke. Under the terms of the agreement, Baylor College of Medicine will provide us sample materials for use in diagnosis in drug targeting metabolic syndrome and associated diseases including diabetes, cardiovascular disease, hypertension and stroke. With respect to any inventions developed pursuant to the agreement, the party who develops such invention will retain sole and exclusive rights to such invention. The other party will have the right to an exclusive license for the invention which has been developed. Inventions developed jointly by the parties will be jointly owned. We do not have any obligations for the payment of fees or royalties pursuant to this agreement. The agreement has a term ending June 30, 2007 and may be renewed for successive one-year periods.

Breast Cancer Screening Test

          An important factor in surviving cancer is early detection and treatment. According to the American Cancer Society Surveillance Research, when breast cancer is confined to the breast, the five-year survival rate is close to 100%. Breast cancer is the second leading cause of cancer deaths in women, with over $7 billion spent on breast cancer diagnosis annually. Due to the limitations of the current diagnostic techniques of mammograms and self-examination, diagnosis of cancer is often missed or inconclusive. Our proteomic discovery platform covered by pending patent applications and trade secrets for identifying proteins which signal pre-mammography stages of breast cancer has led to what we believe to be one of the first tests of its type that may detect breast cancer earlier than current technology allows. These discoveries establish the basis of a very sensitive, non-invasive, early detection breast cancer-screening test.

          Our Breast Cancer NAFTM Test analyzes fluids from the breast called nipple aspirates fluid (NAF). Initial success yielded the identification of groups of breast cancer proteins in the aspirates. The procedure utilizes a breast pump to obtain a drop of fluid from the nipple. The aspirate is analyzed to identify specific breast cancer protein snapshots.

          We have completed the initial proof-of concept stage and we are currently moving forward with clinical validation studies. In the third quarter of 2004, we entered the clinical validation phase for the NAF test. In 2004, we received approval from the Women’s Hospital of Texas, Mercy Women’s Center of Oklahoma City, and the New York University Medical Center to begin clinical validation studies for the NAF test for the early detection of breast cancer. This three site clinical validation trial will be based on four hundred patient samples utilizing the NAF Test which analyzes the nipple aspirates fluids to monitor groups of breast cancer related protein biomarkers.

Neurodegenerative Screening Test

          Early detection of neurodegenerative disease generally results in better patient outcomes. Three diseases of particular interest are Alzheimer’s disease, Parkinson’s disease and ALS. The Alzheimer’s Association reports that Alzheimer’s disease is the most common form of dementia affecting over 4 million Americans. People as young as 30 years old can contract the disease and one in ten people age 65 and over have Alzheimer’s disease. In addition, the American Parkinson’s Disease Association reports that more than 1.5 million people in the U.S. have Parkinson’s disease, affecting about 1 in 100 Americans over the age of 60. On a smaller scale, the ALS Association reports that an average of approximately 30,000 Americans are afflicted with ALS, with 5,000 new cases diagnosed annually.

          The members of our scientific team have developed a method for the differential diagnosis of neurodegenerative diseases utilizing blood serum, which was co-developed with neurologist, Dr. Stan Appel, Chairman of Neurology and his team at Baylor College of Medicine in Houston. With this test, which involves monitoring the concentration of 8 proteins, we have demonstrated unique markers whose profiles appear to distinguish patients from those with other motor neuron and neurological disorders.

          We are continuing our ongoing clinical validation program in collaboration with Baylor College of Medicine. The initial phase was completed in July 2004 and the latest phase was completed in December 2004. In this time period, our database has increased from 183 to over 435 unique samples classified either as normal or being clinically diagnosed with ALS, Alzheimer’s, Parkinson’s, and other related neurological disorders. During this time, the number of differentially expressed proteins used in the discriminant analysis has increased from 9 to 34. The ability to differentiate normal from disease has improved using statistical analysis on the larger database and expanded set of biomarkers. Currently the sensitivity, selectivity, and positive predictive values are all greater than 90% and the negative predictive values are greater than 70% for differentiating normal from abnormal patients. This expanded sample base and increased number of biomarkers has also been used in differential diagnosis between the various diseases. Currently the positive predictive values for normal, ALS, and Alzheimer’s are all greater than 80% and for Parkinson’s are greater than 60%.

Drug Resistance to Chemotherapeutic Agents

          By the time a patient’s development of resistance to chemotherapeutic agents is detected, it is often too late to revise treatment or otherwise save the patient. In 2002, we completed an initial “proof of concept,” which addresses drug resistance to a major chemotherapy agent. Determining that a cancer patient is sensitive or detecting a development of resistance during the early stages of treatment may eliminate toxic effects from the treatment drugs, and the need for trial-and-error treatment regimens. These findings may ultimately provide the pharmaceutical industry with the technology to screen patients, on a molecular level, prior to clinical trials and design new drugs to overcome resistance.

Proprietary Technology and Intellectual Property

          We are continuing to pursue patent protection for our proprietary technologies with the U.S. Patent and Trademark Office and in foreign jurisdictions. We plan to prosecute, assert and defend our patent rights whenever appropriate. However, securing patent protection does not necessarily assure us of competitive success.

          With respect to our biomarker discovery process, our antibody detection system and our breast cancer biomarkers, we have six (6) provisional patents pending and one (1) utility patent. Our work in breast cancer and drug resistance depends on certain technologies that we have licensed from M.D. Anderson Cancer Center. As licensor of the technology, M.D. Anderson Cancer Center has filed several patent applications on the technology and is generally responsible for the prosecution and maintenance of these applications. Foreign patent applications are anticipated in 2005.

          In cooperation with Baylor College of Medicine, we have discovered a number of biomarkers for neurodegenerative diseases such as ALS, Alzheimer’s disease, and Parkinson’s disease. We have received a license for the rights in this technology, and we are responsible for the filing, prosecution and maintenance of all patent applications covering this licensed technology. To date, we have filed eight (8) provisional patent applications for the neurodegenerative biomarkers and assays using these biomarkers.

          We also attempt to protect our proprietary products, processes and other information by relying on trade secret laws and nondisclosure and confidentiality agreements with our employees, consultants and certain other persons who have access to such products, processes and information. The agreements affirm that all inventions conceived by employees are the exclusive property of the company. Nevertheless, there can be no assurance that these agreements will afford significant protection against or adequate compensation for misappropriation or unauthorized disclosure of our trade secrets.

Strategic Partners Initiative

          We continue to seek synergistic strategic partners to license and develop our growing portfolio of protein biomarker disease footprints. Our business plan includes the development of these strategic partnerships which we anticipate will assist us in our evolution over the next several years including the commercialization of our proprietary technologies.

          We recognize that the licensing of our proprietary technologies to industry leaders is one of the most expedient approaches to develop our technology into important diagnostic tools for the detection of diseases. We believe this focused positioning of our products and services will enable us to capture not only clinical and public awareness of its proprietary technologies, but a major porting of that technology to the early detection and screening markets.

Competition

          The industry in which we operate is intensely competitive, and subject to significant change with respect to technology for diagnosis and treatment of disease. Existing or future biotechnology, biomedical, pharmaceutical and other companies, government entities and universities may create developments that accomplish similar functions to our technologies in ways that are less expensive, receive faster regulatory approval or receive greater market acceptance than our potential products. We expect that competition in the biomarker discovery field will be based primarily on each product’s efficacy, stability, timing of entry of the product into the market, cost, and acceptance by health care providers and health care payors.

          Our competitors have, in general, been in existence for considerably longer than we have, and may have greater capital resources and access to capital; greater internal resources for activities in research and development, clinical testing and trials, production and distribution; and existing collaborative relationships with third parties.

          The existing market for biomarker discovery platforms and processes for Alzheimer’s disease alone has been estimated to be in excess of $4 billion in the U.S. based on a study prepared by Frost & Sullivan. There are several other companies engaged in the research of proteomics and its application to biomarker discovery capabilities. Some of these companies include:

•	Celera Genomics, which is engaged in proteomics, bioinformatics and geonomics to identify and develop drug targets and discover and develop new therapeutics;

•	Ciphergen Biosystems, which is active in biomarker discovery assay development and characterization;

•	Europroteome, which applies proteomics to human epithelial cancers to identify cancer specific protein expression patterns for clinical applications;

•	Matritech, which is a developer of proteomics-based diagnostic products for the early detection of cancer;

•	Myriad Genetics, which is focused on the development of therapeutic and diagnostic products using genomic and proteomic technologies; and

•	WITA Proteomics, which focuses on the potential role of proteins from specific cellular sources under particular conditions and analysis of the presence of modified proteins and the strategic use of this information for drug development and diagnostic use.

Sales and Marketing

          We currently have no sales or marketing employees, and no immediate plans to hire any. We will make decisions about sales and marketing at a later date, when our products are further along in the development stage.

Manufacturing

          We do not currently have manufacturing capabilities, but we are exploring opportunities to produce and manufacture our diagnostic tests through collaborative agreements and strategic alliances. Exploitation of these opportunities will depend on the availability of further capital, qualified personnel, sufficient production resources and our ability to establish these relationships with other parties who have existing manufacturing and distribution capabilities. We do not currently have plans to manufacture any products in the near future. We will make decisions about manufacturing at a later date, when our product portfolio is further along in the development stage.

Government Regulation

          The Food and Drug Administration sets out guidelines for clinical trials which are conducted in order to obtain FDA approval. Clinical trials are required to find effective treatments to improve health. All clinical trials are based on a protocol which is a study plan that describes the type of people who may participate in the trial, the schedule of tests and procedures, and the length of the study.

          Most clinical trials in the United States must be approved and monitored by an Institutional Review Board (IRB) to make sure the risks of the trial are as low as possible and are worth any potential benefits. All institutions that conduct or support biomedical research are required by federal regulation to have an IRB that initially approves and periodically reviews the research.

          Upon successful completion of a clinical trial validation study, an application based on the results of the clinical trial is submitted for FDA approval. Upon receipt of FDA approval, the diagnostic screening test would be ready for commercialization.

          In the United States, clearance or approval to commercially distribute new medical devices or products is received from the FDA through clearance of a 510(k) premarket notification, or 510(k), or approval of a premarket approval application, or PMA. It may take from three to nine months from submission to obtain 510(k) clearance, but may take longer or clearance may not be obtained at all. The FDA may determine that additional information is needed before approval to distribute the product is given.

          For any products that are cleared through the 510(k) premarket notification process, modifications or enhancements that could significantly affect safety or constitute a major change in the intended use of the product will require new 510(k) submissions.

          A PMA application must be filed if a proposed product is not substantially equivalent to a medical product first marketed prior to May 1976, or if otherwise required by the FDA. The PMA approval process can be expensive, uncertain and lengthy, and a number of products for which other companies have sought FDA approval of a PMA application have never been approved for marketing. It generally takes from six to eighteen months from submission to obtain PMA approval, but it may take longer or the submission may not be approved at all.

          We are also subject to the regulatory approval and compliance requirements for each foreign country to which we export our products. In the European Union, a single regulatory approval process has been created, and approval is represented by the CE Mark.

          Both before and after a product is commercialized, we have ongoing responsibilities under the regulations of the FDA and other agencies. Our manufacturing facilities and those of our contract manufacturers are, or can be, subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies, as well as civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket clearance approval for products, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA has the authority to request recall, repair, replacement or refund of the cost of any product which we manufacture or distribute. The FDA also administers certain controls over the export of medical devices from the United States. We are also subject to routine inspection and must file periodic reports after the product is approved by the FDA for compliance with quality system requirements, or QSR, and medical device reporting requirements in the United States and other applicable regulations worldwide. Changes in existing requirements or adoption of new laws or requirements could have a material adverse effect on our business, financial condition and results of operation. We will incur significant costs to comply with laws and regulations.

          We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with laws and regulations, or such laws or regulations in the future may have a material adverse effect upon our business, financial condition and results of operations.

Employees

          At January 18, 2005, we had fifteen full-time employees. We utilize part-time consultants as well as contract research organizations and other outside specialty firms for various services such as clinical trial support, manufacturing and regulatory approval advice. We also maintain a scientific advisory board which includes our Chief Scientific Officer and outside consultants consisting of four persons.

Properties

          We do not own any real estate. We conduct our operations from leased premises of approximately 7,200 square feet in The Woodlands, Texas. The cost of this lease is approximately $7,475 per month. At this facility we maintain our executive offices and conduct development and product prototyping activities. We expect this space will be adequate for our needs for the remainder of the lease term.

Divestiture of Subsidiaries

          As part of the acquisition of the assets of Advanced Bio/Chem, it was contemplated that we would distribute shares of our subsidiary to our shareholders of record prior to the Advanced Bio/Chem transaction. Previous management of Power 3 and our subsidiary have been independently operating our subsidiary, Tenthgate, since the Advanced Bio/Chem transaction.

          We have not completed the divestiture of Tenthgate and its subsidiary, but we intend to complete the divestiture as soon as practicable. Some of the principal reasons for the divestiture of Tenthgate are as follows:

•	our business focus and strategy is significantly different from that of Tenthgate and its subsidiary;

•	the disposition of Tenthgate will allow our management to focus exclusively on our business objectives and permit management of Tenthgate more flexibility in its operations; and

•	the disposition will allow the market to separately identify and evaluate each business and provide greater access to financing for Tenthgate.

MANAGEMENT’S DISCUSSION AND
ANALYSIS OR PLAN OF OPERATION

Overview

          We are an early stage development company engaged in the early detection, monitoring, and targeting of diseases through the analysis of proteins. Our business objective is to focus on disease diagnosis, protein and biomarkers identification, and drug resistance in the areas of cancers, neurodegenerative and neuromuscular diseases. We have established a scientific advisory board to assist in the research and development of our products. The members of our scientific advisory board are recognized leaders in their chosen fields and we are working with them in the development of effective therapeutics and novel predictive medicine for important human diseases.

          We were incorporated in 1993 in the State of New York as Sheffeld Acres Inc. Prior to our acquisition of the assets of Advanced Bio/Chem on May 18, 2004, we were primarily engaged in the production and distribution of surgical safety devices through the operations of our subsidiary, Power Medical, Inc. On May 18, 2004, we completed our acquisition of the assets of Advanced Bio/Chem. We acquired all assets and intellectual properties of Advanced Bio/Chem and assumed certain liabilities in exchange for our issuance of 15,000,000 shares of common stock. As a result of this transaction, we established the new business direction described above.

          The accounting for the transaction was treated as a capital transaction rather than a business combination and we effectively became a new entity from an accounting perspective on such date. The financial statements of Advanced Bio/Chem, as an operating entity, provide the most relevant financial information available for our current operations for periods prior to the asset purchase. Consequently, unless otherwise stated, all financial information presented in this prospectus for periods prior to the consummation of the asset purchase (May 18, 2004) is that of Advanced Bio/Chem and all information presented in this document for periods subsequent to the asset purchase is that of the company on a consolidated basis.

          As a result of our acquisition of the assets and certain liabilities of Advanced Bio/Chem, we have transformed ourselves into an advanced proteomics company applying existing proprietary methodologies to discover and identify protein biomarkers associated with diseases. Other than the limited activities of our subsidiary, we currently have no products for sale and are principally focused on research and development activities and, to a certain extent, initiating the “proof of concept” of our technologies.

          We have had significant losses since the date of our transaction with Advanced Bio/Chem as well as from our inception. We anticipate that we will continue to incur substantial operating losses in future years as we progress in our research and development activities as well as the commercializing of our technologies. We do not expect to produce revenues from operations in the near term, and we expect that our revenues will be limited to research grants, collaboration agreements, and other strategic alliances we are able to obtain. We will need to raise additional capital during the next three months to meet our operating costs. At September 30, 2004, we had an accumulated deficit of approximately $135,543.

          The following discussion should be read in conjunction with our interim consolidated financial statements for the period May 18, 2004 (date of Advanced Bio/Chem asset acquisition) to September 30, 2004, the unaudited pre-acquisition financial statements of Advanced Bio/Chem, Inc. for the period January 1, 2004 to May 17, 2004, and the audited pre-acquisition financial statements of Advanced Bio/Chem, Inc. for the years ended December 31, 2003 and 2002, including the notes to those financial statements included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plan, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Results of Operations

Twelve Months Ended December 31, 2003 Compared to Twelve Months Ended December 31, 2002 (Advanced Bio/Chem)

          During the twelve-month period ending December 31, 2003 the predecessor company Advanced Bio/Chem recognized revenues of $278,114 primarily from contract services performed in the area of protein identification. This represented an increase of approximately $80,000 over the previous twelve months ended December 31, 2002 due to an increase in fees for services performed.

          Total expenses for the year ended December 31, 2003 were $2,358,495 compared to $990,242 for the year ended December 31, 2002. This major increase resulted from increased salaries and contract labor and compensation expense to fair market value of stock granted to employees offset, in part, by the lack of a recurring loss on disposal of equipment that Advanced Bio/Chem experienced in 2002. Included in compensation expense to fair market value of stock granted to employees is a 2003 period expense of $660,000 for the stock grant of 825,000 shares (at $0.80 per share) to the former chief executive officer of Advanced Bio/Chem. Selling, general and administrative expenses were $165,458 and $276,625 for the years ended December 31, 2003 and December 31, 2002, respectively.

          Loss from operations for the year ended December 31, 2003 was $2,080,381, compared to $793,066 for the year ended December 31, 2002. The difference is a result of an increase in salaries and compensation expense.

          Interest expense of $220,042 increased by approximately $23,000 as year end 2003 debt levels increased versus the prior period by approximately $55,000.

          During the twelve-month period ending December 31, 2003 Advanced Bio/Chem experienced losses of $2,300,423 versus $990,298 in the twelve-month period ended December 31, 2002 due to increased salaries and compensation expense.

Period Beginning January 1, 2004 and Ending May 17, 2004

          During the period from January 1, 2004 to May 17, 2004 (the pre-acquisition period) Advanced Bio/Chem continued to experience losses. Revenues which are primarily derived from contract services performed in the area of protein identification were $141,362 and were substantially below total costs and expenses of $390,382 resulting in a loss of $249,020.

Period Beginning May 18, 2004 and Ending September 30, 2004

          There were no significant revenues for the period beginning May 18, 2004 (date of acquisition) and ended September 30, 2004 as we began to focus on our new business direction.

          The loss for the period from May 18, 2004 until September 30, 2004 of $10,578,431 is primarily attributable to stock-based compensation expense of $9,799,090 during the period. The stock-based expense results from shares of common stock issued to employees, certain advisers, investors and members of the Scientific Advisory Board. Selling, general and administrative expenses for the period were $792,941.

Period Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

          There were no significant revenues for the period ended September 30, 2004 with a resulting $207,466 negative variance versus the nine months ended in the prior year. Total costs and expenses of $10,592,031 increased in the current period versus the corresponding prior period expenses of $2,055,379 as a result of increased stock compensation expense of approximately $9,799,090 in the current period due to the issuance of shares of common stock to management and other employees as well as consultants and advisors.

          The loss from operations for the current period of $10,578,431 is greater than the loss of $1,834,313 in the corresponding prior period due to reduced revenues and the increase in operating expenses due to increased stock compensation expense.

Liquidity and Capital Resources

          We have financed our operations since the date of the Advanced Bio/Chem transaction primarily through the net proceeds generated from the sale of our common stock and the recent sale of our convertible debentures. Since the date of the Advanced Bio/Chem transaction, we have raised approximately $1,722,735. We expect to sell an additional $400,000 in aggregate principal amount of convertible debentures within three days of the filing of the registration statement of which this prospectus forms a part and the remaining $1,600,000 in aggregate principal amount of convertible debentures within five trading days of the effectiveness of the registration statement.

          Our liquidity and capital needs relate primarily to working capital, research and development and other general corporate requirements. We have not received any cash from operations.

          Net cash used by us during the period May 18, 2004 (date of acquisition) to September 30, 2004 for investing and financing activities was approximately $850,000 compared to approximately $540,000 for the nine months ended September 30, 2003. The cash used in operations is primarily general and administrative expenses incurred in maintaining our administrative infrastructure and funding research and development. As of September 30, 2004, our principal sources of liquidity were approximately $36,453 in current assets which included approximately $13,042 in cash and an agreement with an institutional investor providing for the issuance of up to $1,500,000 in common stock (of which $722,735 has already been received at September 30, 2004).

Recent Financing

          We entered into a securities purchase agreement, dated as of October 28, 2004, with each of the selling shareholders listed in this prospectus. Pursuant to the securities purchase agreement, the selling shareholders agreed to purchase from us convertible debentures due three (3) years from the date of issuance in the aggregate principal amount of $3,000,000. Effective January 19, 2005, we entered into an amendment to the securities purchase agreement with each of the selling shareholders. The securities purchase agreement, as amended, also provides for the issuance to the selling shareholders of warrants to purchase shares of our common stock and additional investment rights to purchase additional convertible debentures. In connection with the securities purchase agreement, we entered into a registration rights agreement which requires us to file the registration statement of which this prospectus is a part registering on behalf of the selling shareholders the resale of the shares of common stock issuable upon conversion of the debentures (including the debentures issuable upon exercise of the additional investment rights) and the exercise of the warrants.

          Effective October 28, 2004, we issued and sold to the selling shareholders the first $1,000,000 in aggregate principal amount of such debentures at the initial closing under the securities purchase agreement. Pursuant to the securities purchase agreement, as amended, upon the filing of the registration statement of which this prospectus forms a part and our satisfaction of the remaining conditions contained in the securities purchase agreement, as amended, certain selling shareholders are obligated to purchase an additional $400,000 aggregate principal amount of convertible debentures on or before the third trading day after the filing of the registration statement. Subject to our satisfaction of the conditions set forth in the securities purchase agreement (which includes the effectiveness of the registration statement of which this prospectus forms a part), the selling shareholders are required to purchase the remaining $1,600,000 in aggregate principal amount of such debentures at the final closing, which is to occur on or before the fifth trading day after the effective date of the registration statement of which this prospectus is a part.

          The $1,000,000 aggregate principal amount of debentures issued in the initial closing and the $400,000 aggregate principal amount of debentures issuable after the filing of the registration statement of which this prospectus forms a part are due and payable in full three (3) years from the date of issuance, and do not bear interest. The $1,600,000 aggregate principal amount of debentures issuable at the final closing will be due and payable in full three (3) years after the date of their issuance, and will not bear interest. The aggregate cash purchase price for the debentures will be $3,000,000, which is equal to the full face amount of the debentures. At any time from the closing date until the maturity date of the debentures, the purchasers have the right to convert the debentures, in whole or in part, into common stock at the then effective conversion price. The conversion price for each of the initial $1,000,000 aggregate principal amount of debentures and the $400,000 aggregate principal amount of debentures is $0.90 but is subject to adjustment if either (1) 75% of the average of the daily volume weighted average price of our common stock for the five (5) consecutive trading days preceding the date that the registration statement of which this prospectus forms a part is declared effective by the SEC or (2) the daily volume weighted average price of the common stock on such date is less than $0.90 per share. In such event, the conversion price will be adjusted down to equal the lower of (1) the 75% average of the daily volume weighted average price of the common stock for the five (5) consecutive days preceding the effective date of the registration statement or (2) the daily volume weighted average price of the common stock on the effective date of the registration statement. The $1,600,000 aggregate principal amount of debentures issuable at the final closing will have a conversion price equal to the lesser of (1) $0.90, (2) the 75% average of the daily volume weighted average price of the common stock for the five (5) consecutive days preceding the effective date of the registration statement of which this prospectus forms a part, or (3) the daily volume weighted average price of the common stock on the effective date of the registration statement. The conversion price shall be subject to adjustment under circumstances set forth in the debentures.

          The debentures contain covenants that will limit our ability to, among other things: incur or guarantee additional indebtedness; incur or create liens; amend our certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the holders of the debentures; and repay or repurchase more than a de minimis number of shares of common stock other than as permitted in the debentures and other documents executed with the purchasers.

          The debentures include customary default provisions and an event of default includes, among other things, a change of control of the company, the sale of all or substantially all of our assets, the failure to have the registration statement of which this prospectus forms a part declared effective on or before the 180th day after the initial closing date, and the lapse of the effectiveness of the registration statement for more than 30 consecutive trading days during any 12-month period (with certain exceptions), our failure to timely deliver certificates to holders upon conversion and a default by us in any obligations under any indebtedness of at least $150,000 which results in such indebtedness being accelerated. Upon the occurrence of an event of default, each debenture may become immediately due and payable, either automatically or by declaration of the holder of such debenture. The aggregate amount payable upon an acceleration by reason of an event of default shall be equal to the greater of 130% of the principal amount of the debentures to be prepaid or the principal amount of the debentures to be prepaid, divided by the conversion price on the date specified in the debenture, multiplied by the closing price on the date set forth in the debenture.

          Concurrent with the issuance of the initial $1,000,000 aggregate principal amount of debentures dated October 28, 2004, the purchasers also received warrants to purchase an aggregate of up to 2,500,000 shares of common stock and additional investment rights to purchase up to an additional $2,500,000 principal amount of convertible debentures. Pursuant to the terms of the amendment to the securities purchase agreement, concurrent with our issuance of the $400,000 aggregate principal amount of convertible debentures following the filing of the registration statement of which this prospectus forms a part, we are obligated to issue additional warrants to purchase an aggregate of up to 333,333 shares of our common stock. The warrants are exercisable at a price of $1.44 per share (subject to adjustment), for a period of five (5) years from October 28, 2004. The additional investment rights are exercisable at a price equal to the principal amount of the debentures to be purchased, for (1) a period of nine months following the effective date of the registration statement of which this prospectus forms a part, or (2) April 28, 2006. The debentures to be purchased upon the exercise of the additional investment rights will have the same terms as the debentures described above, except that the conversion price will be equal to $1.08 (subject to adjustment).

          Each selling shareholder has contractually agreed to restrict its ability to convert the debentures, exercise the warrants and additional investment rights and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion or exercise.

          In accordance with generally accepted accounting principles, the difference between the total cost of the debentures on October 28, 2004 (the date of the securities purchase agreement) and the total fair value of the common shares that will be received by the debenture holders at the time of conversion (which amount cannot be determined until the conversion price is established) will be reflected as a debt discount and amortized to stock based interest expense over the lesser of three years or the period of time the debentures are outstanding. With respect to the warrants, the difference between the fair value of the shares of our common stock on the date the respective warrants are issued and the amount determined by multiplying the exercise price of the warrants by the number of shares issuable under the warrants will also be reflected as a debt discount and amortized to interest expense over the lesser of five years or the period of time the warrants are outstanding. Similar treatment will be accorded to benefits accruing to the debenture holders as a result of any purchase of the additional investment rights discussed above.

Plan of Operations and Cash Requirements

          We currently do not have operating revenues from product sales and we continue to experience net operating losses. We are actively pursuing third party licensing agreements, collaboration agreements and similar business arrangements in order to establish a revenue base utilizing our capabilities in disease diagnosis based on protein and biomarker identification, and drug resistance in the areas of cancers, neurodegenerative and neuromuscular diseases. We have undertaken clinical validation studies to demonstrate the diagnostic capabilities of our technologies. However, there can be no assurances that revenue generating agreements will be in place in the next twelve months.

          Absent a source of revenues, we will require funding in order to carry out our business plan until such time as we are able to generate sustained revenues. Currently, our cash requirements are approximately $200,000 per month and we anticipate that we will require approximately $3,500,000 for the twelve months ended December 31, 2005 to continue our development activities, undertake and perform clinical validation studies, continue our marketing efforts and maintain our administrative infrastructure, broken down as follows:

Estimated Expenditures Required
During Next Twelve Months

General and Administrative	$2,550,000
Capital Expenditures	$400,000
Patent filings and intellectual property	$200,000
NAF clinical validation studies	$350,000

Total	$3,500,000

          We have no significant capital expenditure requirements and do not plan to increase our monthly expenditure rate absent an increase in revenues or additional funding.

          As noted in “Liquidity and Capital Resources” above, we entered into a securities purchase agreement and an amendment to the securities purchase agreement pursuant to which the selling shareholders agreed to purchase convertible debentures in the aggregate principal amount of $3,000,000. The securities purchase agreement, as amended, also provides for the issuance of warrants to purchase shares of our common stock and additional investment rights to purchase additional convertible debentures. On the initial closing under the securities purchase agreement, which occurred effective as of October 28, 2004, the selling shareholders purchased the first $1,000,000 in aggregate principal amount of the convertible debentures of which we received approximately $860,000 after payment of fees and expenses. Pursuant to the securities purchase agreement, as amended, upon the filing of the registration statement of which this prospectus forms a part and our satisfaction of the remaining conditions contained in the securities purchase agreement, as amended, certain selling shareholders are obligated to purchase an additional $400,000 aggregate principal amount of convertible debentures on or before the third trading day after the filing of the registration statement. Subject to our satisfaction of the conditions set forth in the securities purchase agreement (which includes the effectiveness of the registration statement of which this prospectus forms a part), the selling shareholders are required to purchase the remaining $1,600,000 in aggregate principal amount of such convertible debentures on or before the fifth trading day after the effective date of the registration statement. Assuming the completion of the remaining closings and sale and issuance of the remaining $2,000,000 in aggregate principal amount of the convertible debentures, we estimate that we will have adequate cash to allow it to meet our funding requirements through the third quarter of 2005.

          In addition to the convertible debentures, we also issued warrants to purchase up to 2,500,000 shares of common stock, with an exercise price equal to $1.44. We are obligated to issue additional warrants to purchase up to 333,333 shares of common stock concurrent with our issuance of the $400,000 aggregate principal amount of debentures. Full exercise of the warrants would generate funds in excess of $4,000,000. We also issued additional investment rights, which give the selling shareholders the right to purchase up to an aggregate of $2,500,000 of convertible debentures with a conversion price of $1.08. However, the exercise of these warrants and additional investment rights is at the discretion of the purchasers and there are no assurances that the purchasers will exercise their rights under such securities.

          We will continue to require additional debt or equity financing for our operations which may not be readily available. Our ability to continue as a going concern is subject to our ability to generate a profit or obtain necessary funding from outside sources. Our management believes that even though we currently have limited cash resources and liquidity, the funds available from the October 2004 financing will allow us to continue operations through January 2005. Assuming the sale and issuance of the additional $400,000 of convertible debentures, management believes we will have funds sufficient to allow us to continue to operate through February 2005 and, assuming the sale and issuance of the remaining $1,600,000 of convertible debentures, through the third quarter of 2005. Our actual results may differ materially from our estimates, and no assurance can be given that additional funding will not be required sooner than anticipated or that such additional funding will be available when needed or on terms acceptable to us. Insufficient funding will require us to curtail or terminate operations.

Critical Accounting Policies

Stock Based Compensation

          We have adopted Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure.” This statement amends FASB Statement No. 123, “Accounting for Stock Based Compensation.” It provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for employee stock based compensation. It also amends the disclosure provision of FASB Statement No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. As permitted by SFAS No. 123 and amended by SFAS No. 148, we continue to apply the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for our stock-based employee compensation arrangements.

EXECUTIVE COMPENSATION

          The following table sets forth the compensation paid by our company or Advanced Bio/Chem for services performed on our company’s or Advanced Bio/Chem’s behalf for the three fiscal years ended December 31, 2004, with respect to those persons who served as our Chief Executive Officer during the year ended December 31, 2004 and those executive officers who received more than $100,000 in compensation for fiscal year 2004 from either us or Advanced Bio/Chem.

Summary Compensation Table

						Long Term Compensation
		Annual Compensation				Awards			Payouts
						Restricted		Securities
					Other Annual	Stock		Underlying	LTIP
Name and Principal		Salary		Bonus	Compensation	Award(s)(1)		Options/SARs	Payouts	All Other
Position	Year	($)		($)	($)	($)		(#)	($)	Compensation
Steven B. Rash,	2004	201,423		0	0	11,925,000	(3)	0	0	0
Chairman of the Board	2003	56,069		0	0	(4)		(4)	0	0
and Chief Executive Officer(2)

Ira L. Goldknopf, Chief	2004	96,214		0	0	11,925,000	(6)	0	0	0
Scientific Officer(5)	2003	75,930		0	0	0		0	0	0
	2002	35,490		0	0	0		0	0	0

Michael J. Rosinski,	2004	60,000		0	0	483,000	(8)	0	0	0
Chief Financial Officer(7)

Timothy S. Novak,	2004	13,706		0	0	0		0	0	0
Former Chairman of the	2003	157,500	(10)	0	0	0		0	0	0
Board and Chief	2002	139,000		0	0	0		0	0	0
Executive Officer(9)

R. Paul Gray, Former	2004	4,960		0	0	0		0	0	0
Chief Financial Officer,	2003	157,500	(10)	0	0	0		0	0	0
Secretary and Treasurer(9)	2002	87,500		0	0	0		0	0	0

(1)	At December 31, 2004 the aggregate number and value of all restricted shares held by each of the named executive officers was as follows: Rash – 13,250,000 restricted shares, $12,190,000 value; Goldknopf – 13,250,000 restricted shares, $12,190,000 value; and Rosinski – 140,000 restricted shares, $128,800 value. The values are based on the closing price of $0.92 of our common stock on December 31, 2004. Although we do not expect to pay dividends on our common stock, any dividends which may be paid on our common stock will not be paid on the restricted stock unless and until such time as the restricted stock becomes nonforfeitable.

(2)	Mr. Rash joined us in May 2004 with the completion of the acquisition of assets from Advanced Bio/Chem. Mr. Rash was the Chairman of the Board and Chief Executive Officer of Advanced Bio/Chem. Compensation in 2004 includes $45,168 compensation paid by Advanced Bio/Chem. Compensation in 2003 reflects compensation paid by Advanced Bio/Chem commencing in September 2003. Mr. Rash has entered into an employment agreement with us which is described below.

(3)	Pursuant to Mr. Rash’s employment agreement, he was awarded 13,250,000 shares of restricted common stock. The value is based upon a closing price of $0.90 of our common stock on May 18, 2004. All of the shares are restricted stock and shall vest on May 18, 2006 if Mr. Rash continues to be employed by us on such date. In addition, Mr. Rash is entitled to receive 1,500,000 shares of restricted Series B preferred stock to be designated by us.

(4)	In 2003, Mr. Rash was granted by Advanced Bio/Chem pursuant to his employment agreement 825,000 shares of Advanced Bio/Chem’s common stock and the option to purchase 200,000 shares of common stock at $0.80 per share. At the time the 825,000 shares were granted, the fair market value of such stock was $0.80 per share for a total of $660,000. Mr. Rash continues to hold such shares and the value of such restricted stock holdings at December 31, 2004 was $206,250. Advanced Bio/Chem was to enter into an option agreement with Mr. Rash; however, no such option agreement has been executed nor is it expected since Mr. Rash is no longer an officer of Advanced Bio/Chem.

(5)	Dr. Goldknopf joined us in May 2004 with the completion of the acquisition of the assets of Advanced Bio/Chem. Dr. Goldknopf was the Chief Scientific Officer of Advanced Bio/Chem. Compensation in 2004 includes $24,255 compensation paid by Advanced Bio/Chem. Compensation in 2003 and 2002 reflects compensation paid by Advanced Bio/Chem. Dr. Goldknopf has entered into an employment agreement with us described below.

(6)	Pursuant to Dr. Goldknopf’s employment agreement, he was awarded 13,250,000 shares of restricted common stock. The value is based upon a closing price of $0.90 of our common stock on May 18, 2004. All of the shares are restricted stock and shall vest on May 18, 2006 if Dr. Goldknopf continues to be employed by us on such date. In addition, Dr. Goldknopf is entitled to receive 1,500,000 shares of restricted Series B preferred stock to be designated by us.

(7)	Mr. Rosinski joined us on a full-time basis in July 2004.

(8)	Pursuant to Mr. Rosinski’s employment agreement, he was awarded 140,000 shares of restricted common stock. The value is based upon a closing price of $3.45 of our common stock on July 2, 2004. All of the shares are restricted stock and shall vest on July 1, 2006 if Mr. Rosinski continues to be employed by us on such date.

(9)	Timothy S. Novak and R. Paul Gray each resigned from their respective positions with Power 3 Medical at the time of our acquisition of the assets of Advanced Bio/Chem in May 2004. Messrs. Novak and Gray continue to be the president, and secretary/treasurer, respectively, of our subsidiary.

(10)	On March 31, 2003, each of Messrs. Novak and Gray were issued 1,330,000 shares of Series A Preferred Stock in consideration of accrued and unpaid salary. At the time of such issuance, the Series A Preferred Stock issued to each had a value of $100,000 which is reflected in the salary figure for 2003.

Director Compensation

          Mr. Rash and Dr. Goldknopf are our sole directors at this time. Except for the compensation to which each is entitled pursuant to the terms of their respective employment agreements, neither Mr. Rash nor Dr. Goldknopf receive any further compensation for service as directors. We have no formal plan for compensating outside directors at this time. However, at such time as we have outside directors, we expect to compensate our outside directors and to reimburse them for reasonable travel and other out-of-pocket expenses incurred in connection with the attendance at meetings.

Employment Agreements

          We have entered into an amended and restated employment agreement with Mr. Rash. The employment agreement is effective as of May 18, 2004 and has an initial term of five years, subject to each parties’ termination rights. The agreement provides for a base salary of $250,000 per year and the opportunity to receive cash bonuses based on performance upon the discretion of our board of directors. The agreement also includes participation in employee benefit plans offered by us to our employees, as well as a grant of 13,250,000 shares of restricted common stock and 1,500,000 shares of restricted Series B preferred stock. The agreement contains a covenant not to compete with us during the period of employment and for a period of two years following the termination or expiration of his employment. The employment agreement also contains a non-disclosure and non-use of proprietary information clause and a non-interference clause covering the period of employment and for a period of five (5) years thereafter. Either party may terminate Mr. Rash’s employment under the contract, either with or without cause upon giving the other party at least thirty days notice. If we terminate Mr. Rash’s employment at any time during the initial term without cause, Mr. Rash will be entitled to receive compensation provided under the agreement for the remaining initial term of employment. In addition, in the event of a change in control as defined in the agreement, we may waive, in whole or in part, any and all remaining restrictions on the restricted shares of common stock and Series B preferred stock granted to Mr. Rash.

          We have entered into an amended and restated employment agreement with Dr. Goldknopf. The employment agreement is effective as of May 18, 2004 and has an initial term of five years, subject to each parties’ termination rights. The agreement provides for a base salary of $125,000 per year through December 18, 2004 and $100,000 per year thereafter, with an opportunity to receive cash bonuses based on performance upon the discretion of our board of directors. The agreement also includes participation in employee benefit plans offered by us to our employees, as well as a grant of 13,250,000 shares of restricted common stock and 1,500,000 shares of restricted Series B preferred stock. The agreement contains a covenant not to compete with us during the period of employment and for a period of two years following the termination or expiration of his employment. The employment agreement also contains a non-disclosure and non-use of proprietary information clause and a non-

interference clause covering the period of employment and for a period of five (5) years thereafter. Either party may terminate Dr. Goldknopf’s employment under the contract, either with or without cause upon giving the other party at least thirty days notice. If we terminate Dr. Goldknopf’s employment at any time during the initial term without cause, Dr. Goldknopf will be entitled to receive compensation provided under the agreement for the remaining initial term of employment. In addition, in the event of a change in control as defined in the agreement, we may waive, in whole or in part, any and all remaining restrictions on the restricted shares of common stock and Series B preferred stock granted to Dr. Goldknopf.

          We have entered into an amended and restated employment agreement with Mr. Rosinski. The employment agreement is effective as of July 2, 2004 and has an initial term of five years, subject to each parties’ termination rights. The agreement provides for a base salary of $120,000 per year and the opportunity to receive cash bonuses based on performance upon the discretion of our board of directors. The agreement also includes participation in employee benefit plans offered by us to our employees, as well as a grant of 140,000 shares of restricted common stock. The agreement contains a covenant not to compete with us during the period of employment and for a period of two (2) years following the termination or expiration of his employment. The employment agreement also contains a non-disclosure and non-use of proprietary information clause and a non-interference clause covering the period of employment and for a period of five (5) years thereafter. Either party may terminate Mr. Rosinski’s employment under the contract, either with or without cause upon giving the other party at least thirty days notice. If we terminate Mr. Rosinski’s employment at any time during the initial term without cause, Mr. Rosinski will be entitled to receive compensation provided under the agreement for the remaining initial term of employment. In addition, in the event of a change in control as defined in the agreement, we may waive, in whole or in part, any and all remaining restrictions on the restricted shares of common stock granted to Mr. Rosinski.

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

          On May 18, 2004, we acquired all of the assets of Advanced Bio/Chem and assumed certain of its liabilities in exchange for our issuance of 15,000,000 shares of our common stock to Advanced Bio/Chem. At the time of the acquisition, Mr. Rash owned approximately 3.92% of the common stock of Advanced Bio/Chem, thus resulting in indirect beneficial ownership at the time of the transaction of approximately 588,000 shares of our common stock through Advanced Bio/Chem. Additionally, Dr. Goldknopf held approximately 8.23% of the common stock of Advanced Bio/Chem at the time of the transactions, thus resulting in his indirect beneficial ownership at the time of the transaction of approximately 1,234,500 shares of our common stock through Advanced Bio/Chem.

          In October 2004, Mr. Rosinski loaned us $75,000. The loan was repaid to Mr. Rosinski, without interest, in November 2004 with proceeds from our financing on October 28, 2004.

MARKET FOR OUR COMMON STOCK
AND RELATED SHAREHOLDER MATTERS

          Our common stock is traded on the OTC Bulletin Board under the symbol “PWRM.” The high and low bid information for each quarter for the years ending December 31, 2003 and 2004, and the interim period from January 1, 2005 to January 18, 2005, as reported by National Quotation Bureau, Inc., are as follows:

Quarter	Pre or Post Split Price(1)	High Bid	Low Bid
First Quarter 2003	Pre-Split	$0.02	$0.01
Second Quarter 2003	Pre-Split	$0.01	$0.005
Third Quarter 2003	Pre-Split	$0.01	$0.005
Fourth Quarter 2003	Pre-Split	$0.75	$0.05

Quarter	Pre or Post Split Price(1)	High Bid	Low Bid
First Quarter 2004	Post-Split	$0.87	$0.15
Second Quarter 2004	Post-Split	$2.87	$0.28
Third Quarter 2004	Post-Split	$7.79	$1.70
Fourth Quarter 2004	Post-Split	$2.23	$0.67

First Quarter 2005(2)	Post-Split	$0.87	$0.67

(1)	On September 24, 2003, we effected a 1-for-50 reverse stock split of our common stock.

(2)	Through January 18, 2005.

          The quotations above reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not reflect actual transactions.

Holders

          As of January 10, 2005, there were approximately 1,117 shareholders of record of our common stock.

Dividends

          We have not paid or declared any dividends on our common stock within the last two fiscal years and do not anticipate paying cash dividends in the foreseeable future. New York law prohibits us from paying dividends if we are insolvent or would be made insolvent by the declaration of a dividend and provides that all dividends may be made out of surplus only.

Securities authorized for issuance under equity compensation plans

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	0	0

Equity compensation plans not approved by security holders	6,360	$12.50	18,000,000

Total	6,360		18,000,000

          The 18,000,000 securities that remain available for future issuance under equity compensation plans arise from our 2003 Stock Compensation Plan (8,000,000 of the total) and our 2004 Directors, Officers and Consultants Stock Option, Stock Warrant, and Stock Award Plan (10,000,000 of the total). No options have been issued under the 2003 Plan. We have issued 6,000,000 shares of common stock and 2,000,000 warrants under the 2004 Plan. In addition, the 10,000,000 shares that may be granted under the 2004 Plan is subject to increase as securities are granted. The number of shares available under the 2004 Plan shall increase so that immediately following any grant of securities under the 2004 Plan, the total number of shares issuable under the 2004 Plan and reserved for issuance upon exercise of options, warrants, or conversion of shares of preferred stock will equal 15% of the total number of our issued and outstanding shares of common stock.

          In March 2003, our board of directors approved the 2003 Plan, which provides for the granting of common stock, options and/or warrants to officers, directors and employees as well as consultants and attorneys who provide services to us. Under this plan we are authorized to issue up to 8,000,000 shares of common stock, options or warrants. The options and warrants shall expire according to the terms as determined by a committee on the date of grant, which shall not exceed ten years from the date of grant, or five years in cases of a grantee who owns more than 10% of the total combined voting power of all classes of our stock. The exercise period of incentive stock options granted will also be determined by this committee at the date of grant. The exercise price shall not be less than 100% of the fair market value of the incentive stock options on the date of grant, except in cases of a 10% shareholder, in which case the exercise price shall not be less than 110% of the fair market value on the date of grant.

          In January 2004, our board of directors approved the 2004 Plan. Under this plan, initially 10,000,000 shares of common stock are reserved for issuance. After the grant of any option, warrant or share of preferred stock, the number of shares that may be granted under this plan will be increased. The number of shares available under the 2004 Plan shall increase so that immediately following any grant of securities under the 2004 Plan, the total number of shares issuable under this plan and reserved for issuance upon exercise of options, warrants or conversion of shares of preferred stock under the plan will equal 15% of the total number of our issued and outstanding shares of common stock.

LEGAL MATTERS

          The validity of the shares offered has been passed upon by Andrews Kurth LLP, The Woodlands, Texas.

EXPERTS

          The financial statements of Advanced Bio/Chem, Inc., now known as Industrial Enterprises of America, Inc., as of December 31, 2003 and for the years ended December 31, 2003 and 2002 included in this prospectus have been included herein in reliance on the report of Fitts, Roberts & Co., P.C., a registered independent accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us, please review the registration statement, including exhibits, schedules and reports filed as part of the registration statement. Statements in this prospectus about the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms and contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of that document filed or incorporated as an exhibit to the registration statement and each of these statements are qualified in all respects by such reference.

          We are a reporting company under the Securities Exchange Act of 1934. We file an annual report on Form 10-KSB and quarterly statements on Form 10-QSB with the SEC. We must also file other reports, such as Form 8-K, as applicable. In addition, we submit a proxy statement for our annual shareholders meeting (and, if applicable, any special meetings).

          Investors may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Advanced Bio/Chem, Inc.
The Woodlands, Texas

We have audited the accompanying balance sheets of Advanced Bio/Chem, Inc.(d/b/a ProteEx) as of December 31, 2003 and 2002, and the related statements of operations, stockholders’deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Bio/Chem, Inc.(d/b/a ProteEx) as of December 31, 2003 and 2002, and the results of its operations and cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Fitts, Roberts & Co., P.C.

Houston, Texas
July 26, 2004, except for Notes 1,3,8,11,12,13 and 16 as to
     which the date is November 12, 2004

ADVANCED BIO/CHEM, INC. d/b/a ProteEx

BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2003	2002
CURRENT ASSETS

Cash	$—	$19,175
Accounts receivable — trade, net	—	10,600
Accounts receivable — officers and employees	—	903
Prepaid expenses	3,971	3,542

Total current assets	3,971	34,220

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $230,521 in 2003 and $140,466 in 2002	166,766	256,821

OTHER ASSETS

Deposits	2,968	2,968
Patents, net of $4,881 amortization and of $1,663 in 2003 and 2002, respectively	17,649	20,868

Total other assets	20,617	23,836

TOTAL ASSETS	$191,354	$314,877

See notes to financial statements

ADVANCED BIO/CHEM, INC. d/b/a ProteEx
BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	December 31,	December 31,
	2003	2002
CURRENT LIABILITIES
Cash overdraft	$7,498	$—
Accounts payable — trade	266,271	174,666
Due to Bronco Technology — a related party	78,703	80,459
Credit card debt — related parties	114,530	118,742
Litigation settlement	20,000	40,000
Capital leases payable	147,639	173,639
Contractor payable	4,823	4,823
Accrued salary and severance payable	388,834	17,208
Lease payable	94,540	114,017
Property taxes payable	21,956	16,099
Bank line of credit	150,000	149,989
Accrued interest on notes payable	266,631	158,466
Accrued interest on notes to related parties	58,753	33,855
Current maturities of long-term debt	231,432	117,881
Deferred revenue	129,577	14,828

Total current liabilities	1,981,187	1,214,672

LONG-TERM DEBT
Notes payable to stockholders and related parties	324,761	305,413
Notes payable, net of current maturities	705,197	786,843

Total long-term debt	1,029,958	1,092,256

TOTAL LIABILITIES	3,011,145	2,306,928

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value, 50,000,000 shares authorized, 11,111,338 shares issued and outstanding at December 31, 2003 and 3,760,034 shares issued and outstanding at December 31, 2002	11,111	3,760
Additional paid-in capital	1,409,072	167,946
Due from officers for stock	—	(74,206)
Subscribed stock	150,000	—
Retained deficit	(4,389,974)	(2,089,551)

TOTAL STOCKHOLDERS’ DEFICIT	(2,819,791)	(1,992,051)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$191,354	$314,877

See notes to financial statements

ADVANCED BIO/CHEM, INC. d/b/a ProteEx

STATEMENTS OF OPERATIONS
For the years ended December 31,

	2003	2002
Revenues	$278,114	$197,176

Expenses
Selling, general and administrative expenses	136,892	171,279
Rent expense	5,684	52,587
Lab expenses	22,882	52,759
Salaries and contract labor	1,167,917	424,680
Depreciation and amortization	93,273	93,188
Legal and professional fees	197,641	85,488
Loss on disposal of equipment	—	110,261
Compensation expense related to the fair value of stock granted to employees	734,206	—

Total expenses	2,358,495	990,242

Loss from operations	(2,080,381)	(793,066)
Interest expense	220,042	197,232

Loss before income tax	(2,300,423)	(990,298)
Income tax	—	—

Net loss	$(2,300,423)	$(990,298)

Net loss per share — basic and diluted	$(0.28)	$(0.26)

Weighted average number of common shares outstanding	8,305,725	3,760,034

See notes to financial statements

ADVANCED BIO/CHEM, INC. d/b/a ProteEx

STATEMENT OF STOCKHOLDERS’ DEFICIT
For the years ended December 31, 2003 and 2002

	Stockholders’ Deficit
	Common Shares	Common Stock	Additional	Due from	Subscribed	Retained
	(1)	(1)	Paid-In Capital	Officers	Stock	Deficit	Total
Balance at December 31, 2001	3,760,034	$3,760	$166,946	$(74,206)	—	$(1,099,253)	$(1,002,753)
Capital contributions			1,000				1,000
Net loss						(990,298)	(990,298)

Balance at December 31, 2002	3,760,034	3,760	167,946	(74,206)	—	(2,089,551)	(1,992,051)

Ciro reverse merger	3,619,554	3,620	(3,620)
GESJ merger	1,903,000	1,903	(1,903)
Stock issued for cash	450,000	450	124,550				125,000
Stock issued through private placement	521,904	522	437,478				438,000
Debt converted to stock	31,846	31	25,446				25,477
Stock granted to employees	825,000	825	659,175	74,206			734,206
Stock subscriptions					150,000		150,000
Net loss						(2,300,423)	(2,300,423)

Balance at December 31, 2003	11,111,338	$11,111	$1,409,072	$—	$150,000	$(4,389,974)	$(2,819,791)

(1)	Includes effect of a 3.22 shares to 1 reverse stock split

See notes to financial statements.

ADVANCED BIO/CHEM, INC. d/b/a ProteEx

STATEMENTS OF CASH FLOWS
For the years ended December 31,

	2003	2002
OPERATING ACTIVITIES
Net loss	$(2,300,423)	$(990,298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	93,273	93,188
Stock-based compensation	734,206	—
Changes in operating assets and liabilities:	—	—
Accounts receivable	10,600	17,710
Other current assets	474	(3,005)
Accounts payable	91,605	57,525
Accrued liabilities and deferred revenues	596,142	222,670

Net cash used in operating activities	(774,123)	(602,210)

INVESTING ACTIVITIES
Purchase of capital assets	—	(23,538)
Patent costs	—	(18,673)

Net cash used in investing activities	—	(42,211)

FINANCING ACTIVITIES
Proceeds from issuance of debt	58,343	345,020
Principal payments on notes payable	(17,936)	—
Net borrowings under line of credit	11	4,883
Borrowings on related party loans	—	282,609
Payments on related party loans	(1,756)	(31,967)
(Decrease) increase in credit card debt	(4,212)	70,472
Proceeds from sales of stock	713,000	1,000
Payments on capital leases	—	(8,421)
Bank overdraft	7,498	—

Net cash provided by financing activities	754,948	663,596

NET (DECREASE) INCREASE IN CASH	(19,175)	19,175
CASH, beginning of year	19,175	—

CASH, end of year	$—	$19,175

See notes to financial statements.

ADVANCED BIO/CHEM, INC. d/b/a ProteEx
STATEMENTS OF CASH FLOWS — continued
For the years ended December 31,

	2003	2002
SUPPLEMENTAL DISCLOSURES RELATED TO CASH FLOWS:
Interest paid	$87,718	$75,852
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment acquired and returned	$—	$224,520
Accrued interest capitalized	32,602	—
Stock issued for services	734,206	—
Debt converted to stock	25,477	—

See notes to financial statements.

ADVANCED BIO/CHEM, INC. d/b/a ProteEx

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. COMPANY BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature and Background of the Organization

Advanced Bio/Chem, Inc. (d/b/a ProteEx), a Nevada corporation (the “Company”) is a biotechnology company utilizing protein identification for cancer discovery and applying proteomics to the medical diagnostic market principally hospitals and other medical facilities. The Company’s products are in the form of diagnostic tests. Principal national markets include diagnostics and drug discovery and development in the United States and Canada.

On May 5, 2003, the Company and GESJ, Inc., (“GESJ”), a Texas corporation, owned by four officers of the Company, entered into an agreement and plan of merger in which GESJ merged into the Company in a tax-free exchange of shares. The purpose of the merger was to acquire the management team of GESJ.

On June 12, 2003, the Advanced Bio/Chem, Inc., a Texas corporation, merged with a wholly owned subsidiary of Ciro International, Inc. (“Ciro”),a Nevada corporation, resulting in the Texas corporation being the surviving entity. The common stock of the Texas corporation was then exchanged for one share of common stock in Ciro and Ciro changed it name from Ciro International, Inc. to Advanced Bio/Chem, Inc. This transaction was accounted for as a reverse acquisition with Ciro, a public shell company. For accounting purposes, the combination was treated as an issuance of shares for cash by the Company and has not been considered a business combination.

In May 2004, the Company sold all of its fixed assets and intellectual property to Power 3 Medical Products, Inc. (“Power 3”) in exchange for 15,000,000 shares of Power 3 and the assumption of certain liabilities of the Company, as further discussed in Note 16.

The Company amended its Articles of Incorporation effective December 9, 2004 to change its name from “Advanced Bio/Chem, Inc.” to “Industrial Enterprises of America, Inc.”

Public Reporting Status

Advanced Bio/Chem, Inc. had been a privately held company from its inception in 2000 until the Company’s reverse merger with Ciro International, Inc., a public shell, in June 2003. Subsequent to the reverse merger, effective October 14, 2003, the Company elected to file as a non-reporting entity in accordance with Rule 12g-4 of the Securities Exchange Act of 1934. The Company has currently elected to reinstate as a filing entity. As a result of its non-reporting status at December 31, 2003, the Company did not originally prepare its financial statements in

See notes to financial statements.

NOTE 1. COMPANY BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

contemplation of the Securities and Exchange Commission (“SEC”) rules and regulations for the format and disclosure requirements for periodic reports filed with the SEC. Subsequently, in contemplation of including its financial statements and disclosures in its 2003 Form 10-KSB, management has included loss per share information and added or modified notes 1, 3, 8, 11, 12, 13 and 16 to the financial statements

Basis of Accounting

The financial statements of the Company have been prepared on the accrual basis of accounting and, accordingly, reflect all significant receivables, payables and other liabilities.

Use of Estimates in Preparing Financial Statements

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management estimates relate to the percentage of work completed in determining deferred revenue, evaluating the outcome of uncertainties involving claims against or on behalf of the Company, useful lives for depreciation and amortization, cash flow projections and fair values used in the determination of asset impairment. Actual results could differ materially from these estimates.

Revenue Recognition

The Company recognizes revenue principally from contract services performed in the area of protein identification as the services are completed. Payments by customers for services not yet performed are classified as deferred revenue.

NOTE 1. COMPANY BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Values of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and notes payable. The carrying amounts reported in the balance sheets for cash, accounts receivable and accounts payable approximate fair values due to the short maturity of those instruments. The carrying amount of debt reported in the balance sheets approximates fair value because, in general, the interest on the underlying instruments approximates market rates.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Repairs and maintenance, which are not considered betterments and do not extend the useful life of property, are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in income.

Patents

Patents are recorded at cost which includes legal fees and filing fees and amortized over ten years on a straight-line basis. Patents are periodically reviewed to assess recoverability from future operations using undiscounted cash flows. To the extent carrying values exceed fair values, an impairment loss is recognized in operating results. Amortization expense on the patents is provided using the straight-line method over the lives of the patents.

Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

NOTE 1. COMPANY BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Tax

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Effective September 6, 2000, the Company elected by unanimous consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company did not pay federal income taxes on its taxable income after the effective date of the election. Instead, the stockholders were liable for individual federal income tax on their respective shares of the Company’s taxable income. Accordingly, no provision or liability for income taxes was made for the fiscal year ending December 31, 2002. The election to be treated as an S-corporation was revoked effective January 1, 2003.

Employee Leasing Arrangement

The Company signed a Professional Services Agreement with Gevity HR. Under the terms of the contract, existing active employees and employees subsequently hired

NOTE 1. COMPANY BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

by the Company are co-employed by both the Company and Gevity HR. Gevity HR employs the employee and assumes responsibility for the employee under Gevity HR’s employer identification number and then: (a) processes payroll, pays wages and makes deductions that are legally required or duly authorized; (b) collects, reports and pays applicable payroll taxes and keeps payroll and tax records as required by federal, state and local payroll tax laws and regulations; (c) secures workers’ compensation insurance and timely pays the premiums therefore; (d) complies with state and federal unemployment payroll laws by maintaining accounts, pays unemployment insurance taxes, files reports and administers and manages claims; and (e) administers benefits as designated by the Company.

Accounting for Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with the provisions of SFAS No. 123, the Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for stock issued to its employees and consultants.

Loss per share

Basic earnings per share (EPS) excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted EPS reflects the potential dilution that could occur if options and other contracts to issue shares of common stock were exercised or converted into common stock.

Reclassifications

Certain amounts from 2002 have been reclassified to conform to current year presentation.

NOTE 2. FINANCIAL RESULTS, LIQUIDITY AND BASIS OF PRESENTATION

The Company has sustained net losses from its inception in 2000 through December 31, 2003. At December 31, 2003, the Company had a retained deficit in stockholders’ equity in excess of $4.3 million and current liabilities exceeded current assets by approximately $2.0 million.

On May 18, 2004, all fixed assets and intellectual property of the Company were acquired by Power 3 Medical Products, Inc. in exchange for 15,000,000 restricted shares of that company’s common stock, as further discussed in Note 16. The notes payable to various individuals as described in Note 8, and certain other liabilities remain the obligations of the Company.

In order to continue the Company will be required to obtain additional funding from outside sources, or sell additional assets to meet its debt service obligations. Management is in the process of seeking additional financing. Without continued forbearance of the Company’s creditors, additional financing, or the sale of assets the Company would be unable to continue as a going concern. There can be no assurance that the Company can obtain sufficient additional financing or raise adequate funds through the sale of its assets to service its debt obligations. The Company’s financial statements are presented on the basis of a going concern and do not include any adjustments that might result from this uncertainty.

NOTE 3. LOSS PER SHARE

The following potential shares of common stock and their effects on income were excluded from the diluted EPS calculations because the effect would be anti-dilutive:

Notes payable to various individuals due November 2003 to May 2006, annual interest rates from 12% to 15%, unsecured, convertible to common stock at $0.80 per share were excluded from the 2003 and 2002 calculations.

600,000 warrants for shares of common stock.

There were no warrants or options to issue additional shares as of December 31, 2002. On December 31, 2003, the Company executed warrants for 600,000 shares of common stock at an exercise price of $0.50 per share for a period of five years. The warrants called for an adjustment of the exercise price and the number of shares in the case certain future dilutive events occurred. The warrants were issued as part of a proposed sale of common stock which was settled in January 2004 as discussed in Note 12.

NOTE 3. LOSS PER SHARE (CONTINUED)

The following table reflects the effect on EPS of the reverse split approved on March 17, 2003 by the Board of Directors whereby holders of the Company’s common stock on the effective date received one new share of common stock for every 3.22 shares owned prior to the split. The reverse stock split became effective June 10, 2003, and has been applied retroactively to the financial statements as of December 31, 2002.

	Twelve Months Ended
	December 31,	December 31,
	2003	2002
Effect of reverse stock split at 6-10-03:
Net Loss	$(2,300,423)	$(990,298)
Weighted average number of common shares outstanding	8,305,725	3,760,034

Net (loss) per share	$(0.28)	$(0.26)

NOTE 4. PATENTS

No patents have been issued as of December 31, 2003. However, patents pending include:

Provisional Patent 1: Breast Cancer, Nipple Aspirate (NPA) — filed November 20, 2001 Diagnostic test for breast cancer and any other cancer information on the use of 2D gel to distinguish protein pattern differences in NPA fluid between cancers versus non-cancer.

Provisional Patent 2: Filed April 24, 2002. Proteonomic Methods for diagnosis and monitoring of breast cancer, information given to substantiate further discoveries, including patient and normal comparisons of 2D gel patterns of proteins in NPA fluid.

Provisional Patent 3: Renal disease filed October 29, 2002. A large group of S-Nitrosylated proteins as disease markers and drug targets for hypertension, renal disease, cancer and other diseases, information on novel proteins discovered in renal disease.

Provisional Patent 4: CML Drug resistance filed March 7, 2003. Proteomic test and biomarkers for diagnosis, prognosis, monitoring, and treatment decisions for drug resistance and sensitivity, a mechanism of drug resistance and sensitivity to discern key drug targets, and a key drug target for drug resistance for chronic myelogenous

NOTE 4. PATENTS (CONTINUED)

leukemia, other leukemias and pre-leukemias, brease cancer and pre-cancerous conditions and any other cancer and pre-cancerous conditions.

Patent: Breast Cancer, NAF filed November 20, 2002. Proteonomic methods for diagnosis and monitoring of breast cancer, information of combination of 1 and 2 with further information and claims involving known markers of breast cancer and disposition in NPA fluid, including individual with normal mammogram and family history of breast cancer.

Patent: Breast Cancer, NAF filed November 20, 2002. Continuation in part proteomic methods for diagnosis and monitoring of breast cancer.

Patent costs and accumulated amortization as of December 31 were:

	2003	2002
Costs incurred for patents	$22,530	$22,531
Accumulated amortization	4,881	1,663

Patents, net	$17,649	$20,868

Amortization expense was $3,218 and $1,631 in 2003 and 2002, respectively.

NOTE 5. PROPERTY AND EQUIPMENT

A summary of property and equipment follows:

	Estimated	December 31,	December 31,
	Useful Life	2003	2002
Laboratory equipment	3-5 years	$381,743	$381,743
Data processing equipment	5 years	15,544	15,544

		397,287	397,287
Less accumulated depreciation		230,521	140,466

		$166,766	$256,821

NOTE 6. CREDIT CARD DEBT

The Company has informally assumed the obligation to repay funds provided to the Company by related parties through borrowing on personal credit cards. The balances totaled $114,530 and $118,742 at December 31, 2003 and 2002, respectively.

Credit card debt as set forth above is not guaranteed by the Company, nor are the credit cards in the Company’s name. The Company has assumed the debt from the originators of the credit cards, Helen R. Park and Ira L. Goldknopf, who are significant shareholders, since the debt was for the express purpose of purchases on behalf of and for the benefit of the Company. In addition, these purchases were authorized by the Company for lab supplies, travel and equipment.

The Company is paying the minimum required monthly payments as set forth by the creditor.

NOTE 7. LEASES

The Company leased office and laboratory space under an operating lease from Houston Advanced Research Center (“HARC”), a Texas non-profit corporation, in The Woodlands, Texas. Rent was $3,808 per month. The original term of the lease expired August 2002 and the Company rented on a month-to-month basis until June, 2004, when new lease space was obtained elsewhere in The Woodlands, Texas. Rent expense for 2003 and 2002 was $45,705 and $52,587, respectively, primarily for the HARC lease. Other short-term equipment operating lease expenses were incurred.

The Company leases laboratory equipment under a three-year lease expiring August 30, 2004. The lease has been recorded as a capital lease. The cost of $86,000, the fair value at the inception of the lease, had been included on the balance sheet under the caption “Property and equipment,” at December 31, 2003 and 2002, less accumulated depreciation of $64,501 at December 31, 2003, and $35,834 at December 31, 2002. The Company is in default on this lease and, consequently, the entire balance of the lease payments is included in current liabilities.

NOTE 8. NOTES PAYABLE

During the year ended December 31, 2002, management determined that several notes payable made in prior years were usurious under Texas laws.

NOTE 8. NOTES PAYABLE (CONTINUED)

As a result, all usurious notes were renegotiated to reflect new rates and maturity dates. Unpaid accrued interest at December 31, 2003, and 2002, reflects the renegotiated note rates and maturity dates.

A summary of notes payable follows:

	December 31,	December 31,
	2003	2002
Note payable for insurance, unsecured	$2,906	$2,493
Notes payable to various individuals due November 2003 to May 2006, annual interest rates from 12% to 15%, unsecured, convertible to common stock at $0.80 per share	933,723	902,231

Subtotal	936,629	904,724
Less current portion	231,432	117,881

	$705,197	$786,843

The Company has a line of credit with a bank as follows for December 31, 2003 and 2002:

	2003	2002
Bank revolving credit agreement, annual interest rate at bank prime plus 2.25 percentage points (6.5% at December 31, 2003 and 2002), $150,000 maximum amount, renewed through February 22, 2005, repayment over thirty-six months, guaranteed by two shareholders, secured by assets of the Company	$150,000	$149,989

NOTE 8. NOTES PAYABLE (CONTINUED)

A summary of long-term debt principal maturities follows:

For the Years Ending December 31,	Amount
2004	$231,432
2005	63,354
2006	640,843
Beyond	1,000

Total	$936,629

The Company’s bank revolving line of credit agreement contains a covenant requiring the bank’s approval for, among other things, mergers and sales of substantial assets. The Company has not obtained required waivers from the bank and is in default on its loan. Certain debts to individuals have matured and are past due. The Company has not obtained waivers for these defaults.

NOTE 9. INCOME TAX MATTERS AND CHANGE IN TAX STATUS

For the years ended December 31, 2002, 2001 and 2000, the Company, with the consent of its stockholders, elected to be taxed under sections of federal income tax law, which provide that, in lieu of corporation income taxes, the stockholders separately account for their pro rata shares of the Company’s income, deductions, losses and credits. The Company’s stockholders terminated this election effective with the year beginning on January 1, 2003.

NOTE 9. INCOME TAX MATTERS AND CHANGE IN TAX STATUS (CONTINUED)

Deferred tax assets consist of the following components as of December 31, 2003:

     Deferred tax assets:

Loss carryforward (state and federal)	$610,176
Accrual to cash adjustments	488,737
Property and equipment	3,179
Less valuation allowance	$(1,102,092)

During the year ended December 31, 2003, the Company recorded a valuation allowance of $(1,102,092) on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. There was no other activity in the valuation allowance account during 2003.

Loss carryforwards for tax purposes as of December 31, 2003 have the following expiration dates.

	Amount
Expiration Date	State	Federal
2005	$16,072	$—
2006	917,943	—
2007	642,361	—
2008	1,400,620	—
2023		1,400,620

The alternative minimum tax (AMT) credit carryforward may be carried forward indefinitely to reduce future regular federal income taxes payable.

There were no provisions for incomes taxes charged to the losses from operations for the years ended December 31, 2003 and 2002.

NOTE 9. INCOME TAX MATTERS AND CHANGE IN TAX STATUS (CONTINUED)

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax loss from operations for the years ended December 31, 2003 and 2002 due to the following:

	2003	2002
Computed “expected” tax benefit	$782,144	$336,701
(Increase) decrease in income tax resulting from:
State tax net of Federal benefit	103,519	—
Election to tax income to stockholders	150,163	(336,701)
State NOL Carryover for prior years	70,937	—
Other	(4,671)	—
Valuation allowance	(1,102,092)	—

	$—	$—

The Texas franchise tax includes a component that is a tax on income. The Company was subject to this tax even during the period of time its stockholders elected to be taxed on their pro rata share of the Company’s income, deductions, losses and credits. Consequently, a component of the Company’s loss carryforward relate to the Texas franchise tax as shown above.

NOTE 10. RELATED PARTY TRANSACTIONS

The Company has notes payable to the following related parties:

	2003	2002
Shareholders, unsecured, 12% interest, due May 1, 2005	$287,761	$268,413
Notes Payable to Bronco Technology, unsecured, 12% interest, due May 27, 2027	37,000	37,000

	$324,761	$305,413

In addition, the Company incurred payables to a shareholder’s 100% owned corporation, Bronco Technology, Inc.(“Bronco”), resulting from payments made by Bronco on behalf of the Company for various expenses. At December 31, 2003 and 2002, the Company owed Bronco $78,703 and $80,459, respectively.

NOTE 11. MERGERS AND ACQUISITIONS

On May 5, 2003, the Company and GESJ, Inc. (“GESJ”), a Texas corporation, owned by four officers of the Company, entered into an agreement and plan of merger in which GESJ merged into the Company in a tax-free exchange of shares. The Company exchanged 1,903,000 shares of its common stock for all the issued and outstanding shares of GESJ. These shares issued by the Company were subsequently cancelled in 2004. The Company continued as the surviving entity. The purpose of the merger was to acquire the management team of GESJ. GESJ had no assets or liabilities as of the merger date. The Company has not recorded the transaction as compensation to the officers involved due to the cancellation of the shares.

On June 12, 2003, Advanced Bio/Chem, Inc., a Texas corporation, merged with a wholly owned subsidiary of Ciro International, Inc. (“Ciro”),a Nevada corporation, resulting in the Texas corporation being the surviving entity. The common stock of the Texas corporation was then exchanged for one share of common stock in Ciro and Ciro changed it name from Ciro International, Inc. to Advanced Bio/Chem, Inc. This transaction was accounted for as a reverse acquisition with Ciro, a public shell company. For accounting purposes, the combination was treated as an issuance of shares for cash by the Company and has not been considered a business combination

The Company has attempted to include an audited footnote in its 2003 10-KSB reporting the results of the legal acquirer (Ciro) from January 1, 2003 to the date of the merger, June 12, 2003. However the Company has not been able to obtain an audited statement of operations for CIRO for this period without undue hardship. Furthermore, management believes this information is not material to its financial statements.

In May 2004, the Company sold all of its fixed assets and intellectual property to Power 3 Medical Products, Inc. (“Power 3”) in exchange for 15,000,000 shares of Power 3 and the assumption of certain liabilities of the Company.

NOTE 12. PRIVATE PLACEMENT OFFERINGS AND SECURITIES SALES

On March 17, 2003, the Company offered a private placement of a minimum of 500,000 shares up to a maximum of 1,000,000 of voting common stock for an offering price of $0.80 per share. 521,904 shares were issued under the private placement offering.

On December 31, 2003, the Company entered into an agreement whereby 1,000,000 shares of common stock would be sold to two investors along with warrants for an additional 600,000 shares as discussed in Note 3. These shares were subsequently issued January 6, 2004 when payment of $100,000 was received by the Company.

NOTE 13. STOCK BASED COMPENSATION

As permitted under generally accepted accounting principles, stock-based awards granted to employees are accounted for following APB 25. Accordingly, the Company has not recognized compensation expense for its stock-based awards to employees.

Outlined below are pro forma results had compensation costs for the Company’s stock-based compensation plans been determined based on the fair value approach of SFAS 123.

	For the Years Ended December 31
	2003	2002
Net (loss), as reported	$(2,300,423)	$(990,298)
Less compensation cost determined under the fair value method	—	—

Pro forma net (loss)	$(2,300,423)	$(990,298)

Basic and dilutive (loss) per share:
As reported	$(0.28)	$(0.26)
Pro forma	$(0.28)	$(0.26)

These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and options may be granted in future years.

Steven Rash, former CEO, was issued on September 30, 2003, 825,000 shares of common stock at $0.80 per share for a current period expense of $660,000. In addition pursuant to Mr. Rash’s September 5, 2003 employment contract, an option agreement for an additional 200,000 shares at the exercise price of $0.80 was promised, but as yet not executed. No charge to operations has been made for the unexecuted option. These options are not anticipated to be executed since the officer is no longer employed by the Company.

NOTE 14. MAJOR CUSTOMERS

Revenues from major customers, which exceeded ten percent of total revenues, are as follows:

	For the Years Ended
Customer	December 31, 2003	December 31, 2002
Viventia Biotech	$177,454	$144,083
Memorial Health — Savannah	44,133	—
University of Texas MD Anderson Cancer Center	—	23,500

NOTE 15. SEGMENT DISCLOSURES AND RELATED INFORMATION

The Company consists of a single segment. All revenues have been derived from the sale of a single service. Foreign revenues are not material.

NOTE 16. SUBSEQUENT EVENTS

On May 18, 2004, all fixed assets and intellectual property of the Company were acquired by Power 3 Medical Products, Inc. (“Power 3”), a Nevada corporation, for 15,000,000 restricted shares of Power 3 common stock, plus employment of certain employees of the Company, and assumption of certain liabilities of the Company. Furthermore, Power 3 designated 3,000,000 shares of its Series B Convertible Preferred Stock that, voting as a class, represents a majority of the voting interest of the corporation. 1,500,000 Series B Convertible Preferred Stock were issued each to

NOTE 16. SUBSEQUENT EVENTS (CONTINUED)

Steven B. Rash, Chairman and CEO, and Ira L. Goldknopf, Ph.D., Chief Science Officer. In the event either holder of shares of Series B Convertible Preferred Stock ceases to be an officer, director or employee of the corporation, their preferred shares automatically convert to common shares at a ratio of one common share for each preferred share. In addition, 13,250,000 shares of common stock were issued to both Steven B. Rash and Ira L. Goldknopf, Ph.D. in consideration of their executing an employment agreement with Power 3.

In July 2004, the sole director of the Company, Helen Park, resigned and Crawford Shaw was appointed as sole director, president and chief executive officer. In August 2004, John Mazzuto and Michael Collyer were added as directors.

In August 2004, the Company’s Board of Directors approved the adoption of the 2004 Stock Option Plan. 15,000,000 shares of common stock of the Company were reserved as incentives to certain employees, outside directors and consultants in the form of stock options of the Company.

In September 2004, the Company sold 1,000,000 shares of common stock to a private investor for $0.05 per share.

In October 2004, the Company purchased all the issued and outstanding capital stock (the “EMC Shares”) of EMC Packaging, Inc., a Delaware corporation (“EMC”), from the holders of all the issued and outstanding capital stock of EMC. On the effective date of the purchase of the EMC Shares, EMC became the Company’s wholly owned subsidiary.

As described in Note 8, the Company is not in compliance with certain bank loan covenants and is not current on notes due to individuals.

The Company amended its Articles of Incorporation effective December 9, 2004 to change its name from “Advanced Bio/Chem, Inc.” to “Industrial Enterprises of America, Inc.”

NOTE 17. COMMITMENTS AND CONTINGENCIES

An equipment vendor filed a complaint against the Company in April of 2002 in a California court alleging breach of contract and seeking damages. The Company reached a settlement agreement in April of 2003 under which the Company will pay the vendor $40,000 in installments through August 2003. The Company recorded the settlement cost of $40,000 in 2002 general and administrative expenses. At December 31, 2003, the Company had a balance remaining of $20,000, which is past due.

NOTE 18. RECENT PRONOUNCEMENTS

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill and indefinite-lived intangible assets are no longer amortized, but are reviewed for impairment annually, or more frequently if circumstances indicate potential impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. For goodwill and indefinite-lived intangible assets acquired prior to July 1, 2001, goodwill continued to be amortized through 2001, at which time, amortization ceased and a transitional goodwill impairment test was performed. Any impairment charges resulting from the initial application of the new rules were classified as a cumulative change in accounting principle. The initial transition evaluation was completed by June 30, 2002, which is within the six-month transition period allowed by the new standard. SFAS 142 has no impact on our financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 requires that gains or losses recorded from the extinguishment of debt that do not meet the criteria of Accounting Principles Board (“APB”) Opinion No. 30 should not be presented as extraordinary items. This statement is effective for fiscal years beginning after May 15, 2002 as it relates to the reissued FASB Statement No. 4, with earlier application permitted. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item should be reclassified. SFAS 145 has no impact on our financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity,” under which a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. SFAS 146 has no impact on our financial statements.

NOTE 18. RECENT PRONOUNCEMENTS (CONTINUED)

In November 2002, the FASB issued FASB Interpretation (“FIN”) 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applied prospectively to guarantees issued or modified after December 31, 2002. The adoption of these recognition provisions will result in recording liabilities associated with certain guarantees provided by us. The disclosure requirements of this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. FIN 45 has no impact on our financial statements

In December 2002, SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — An Amendment of FASB Statement No. 123,” was issued by the FASB and amends FASB Statement No. 123, “Accounting for Stock-Based Compensation.” This Statement provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation and amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Additionally, this Statement amends APB Opinion No. 28, “Interim Financial Reporting,” to require disclosure about those effects in interim financial information. The transition method provisions of this Statement are effective for fiscal years ending after December 15, 2002. The interim financial reporting requirements of this Statement are effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. We will continue to account for this compensation in accordance with APB No. 25. We adopted the interim reporting requirements in the first fiscal period of the year ending 2003.

In January 2003, the FASB issued FIN 46 “Consolidation of Variable Interest Entities,” which clarifies the application of Accounting Research Bulletin (“ARB”) 51, Consolidated Financial Statements, to certain entities (called variable interest

NOTE 18. RECENT PRONOUNCEMENTS (CONTINUED)

entities) in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The disclosure requirements of this Interpretation are effective for all financial statements issued after January 31, 2003. The consolidation requirements apply to all variable interest entities created after January 31, 2003. In addition, public companies must apply the consolidation requirements to variable interest entities that existed prior to February 1, 2003 and remain in existence as of the beginning of annual or interim periods beginning after June 15, 2003. FIN 46 has no impact on our financial statements.

In May 2003, SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” was issued to establish new standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an entity classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as equity. This statement was effective when issued for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for calendar year public companies for the third quarter of 2003. SFAS 150 did not have an impact on the financial statements in 2003.

POWER 3 MEDICAL PRODUCTS, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

September 30, 2004
(unaudited)
ASSETS

Current Assets:
Cash	$13,042
Accounts receivable (net of allowance for doubtful accounts of $0.00)	13,600
Other current assets	9,811

Total Current Assets	$36,453
Furniture and equipment – net	100,409
Intangible assets – net	111,393

TOTAL ASSETS	$248,255

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued liabilities	$363,798
Notes payable	20,000

Total Current Liabilities	383,798
Stockholders’ Equity (Deficit):
Series A convertible preferred stock, $0.001 par value; 4,000,000 shares authorized, 3,870,000 shares outstanding; liquidation preference of $387,000	3,870
Common stock, $0.001 par value; 150,000,000 shares authorized, 62,412,930 shares issued and outstanding	62,413
Common stock subscribed (242,157 shares)	722,735
Common stock issuable	70,000
Additional paid-in capital	32,596,777
Deferred compensation	(23,012,907)
Deficit accumulated during the development stage	(10,578,431)

Total Stockholders’ Equity (Deficit)	(135,543)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$248,255

See the accompanying notes to the condensed consolidated financial statements.

POWER 3 MEDICAL PRODUCTS, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Power 3 Medical Products, Inc.		Predecessor Business
		For the Period
		May 18, 2004	For the		For the
	For the Three	(Date of	Period	For the Nine	Period	For the Three
	Months Ended	Acquisition) to	April 1, 2004	Months Ended	January 1,	Months Ended
	September 30,	September 30,	to May 17,	September 30,	2004 to	September 30,
	2004	2004	2004	2003	May 17, 2004	2003
Revenues	$0	$13,600	$3,525	$221,066	$141,362	$26,504

Costs and Expenses:
Stock based compensation	3,609,437	9,799,090
Interest			4,498	152,194	56,440	53,903
Other selling, general and administrative expenses	574,133	792,941	168,285	1,903,185	333,942	1,297,806

Total costs and expenses	4,183,570	10,592,031	172,783	2,055,379	390,382	1,351,709

Net (loss)	$(4,183,570)	$(10,578,431)	$(169,258)	$(1,834,313)	$(249,020)	$(1,325,205)

Per share information – basic and fully diluted
Net (loss) per share	$(0.07)	$(0.17)	$(0.01)	$(0.20)	$(0.02)	$(0.13)

Weighted average shares outstanding	62,412,930	62,412,930	13,247,801	8,992,764	12,179,564	10,079,492

See the accompanying notes to the condensed consolidated financial statements.

POWER 3 MEDICAL PRODUCTS, INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Power 3 Medical
	Products, Inc.	Predecessor Business
	For the Period		For the Nine
	May 18, 2004	For the Period	Months Ended
	(Date of Acquisition)	January 1, 2004 to	September 30,
	to September 30, 2004	May 17, 2004	2003
Net cash provided by (used in) operating activities	(755,731)	$(510,880)	(539,930)
Net cash provided by (used in) investing activities	(94,059)	13,847	1
Net cash provided by financing activities	862,735	508,430	555,007

Increase (decrease) in cash	12,945	11,397	15,078
Cash (cash overdraft), beginning of period	97	(7,498)	19,175

Cash, end of period	13,042	$3,899	34,253

See the accompanying notes to the condensed consolidated financial statements.

POWER 3 MEDICAL PRODUCTS, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2004

(1) NATURE OF OPERATIONS AND BACKGROUND

     Prior to May 18, 2004, Power 3 Medical Products, Inc. (the “Company” or “Power 3”), formerly known as Surgical Safety Products, Inc., was engaged in product development, sales and distribution and services for the healthcare industry. The Company had limited business activity during 2003 and 2002. Subsequent to the business combination on May 18, 2004 (as described below), the overall business strategy of Power 3 was changed. Power 3 is currently engaged in the early detection, monitoring, and targeting of diseases through the analysis of proteins. The Company’s business objective is to focus on disease diagnosis, protein and biomarkers identification, and drug resistance in the areas of cancers, neurodegenerative and neuromuscular diseases.

     During the period July 1, 2004 to September 30, 2004, Power 3 had the following significant transactions:

•	On August 1, 2004, the Company entered into an exclusive license agreement with The University of Texas M.D. Anderson Cancer Center which grants the Company an exclusive, worldwide, sublicensable license to patents and technologies for early detection screening tests, identified protein biomarkers and drug targets for cancer patient’s resistance to drug therapy. The licensed technology was developed through joint collaboration between the scientific team of Power 3 Medical and The University of Texas M.D. Anderson Cancer Center. Under the terms of the agreement, the Company paid The University of Texas M.D. Anderson Cancer Center initial license fee and has the obligation to pay further royalties and additional licensing fees upon certain milestones. The Company and The University of Texas M.D. Anderson Cancer Center filed a joint patent application on this technology during the third quarter, which is covered by the license.

•	On August 4, 2004, the Company announced the filing of a provisional patent on proteomic testing and biomarker discovery methods using its protein biomarker footprints for early detection, monitoring and staging of a broad range of diseases including breast cancer and neurodegenerative disease.

•	On August 31, 2004 the Company announced that it entered into a research agreement with Baylor College of Medicine for the purpose of discovering biomarkers in serum and plasma that are of particular utility in the diagnosis and drug targeting for metabolic syndrome and associated disorders including diabetes, cardiovascular disease, hypertension and stroke.

•	During the period, the Company received approval from the Women’s Hospital of Texas, Mercy Women’s Center of Oklahoma City, and the New York University Medical Center to begin clinical validation studies for the Company’s NAF™ test for the early detection of breast cancer. This three site clinical validation trial utilizes the Company’s NAF Test which analyzes fluid from the breast milk ducts, called nipple aspirate fluid (NAF), to monitor groups of breast cancer related protein biomarkers.

     Since Power 3’s planned principal operations have not yet commenced, it is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7. Accordingly, some of its accounting policies and procedures have not yet been established.

Advanced Bio/Chem, Inc. Transaction

     On May 18, 2004, Power 3 purchased all of the assets of Advanced Bio/Chem, Inc. (the “Predecessor”) and assumed certain of its liabilities in exchange for the issuance of 15,000,000 shares of its common stock pursuant to an Asset Purchase Agreement of even date therewith. For financial statement purposes, the transaction has been accounted for as a recapitalization of the equity structure rather than a business combination; therefore the accumulated deficits of Power 3 and the Predecessor prior to the date of the transaction were eliminated and the accompanying consolidated statement of operations is for the period May 18, 2004 to September 30, 2004. Also, no stock based expenses were recorded as a result of this transaction, and the assets and liabilities of Power 3 and the Predecessor were combined based on their historical costs.

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Power 3 and its wholly owned subsidiary Power 3 Medical, Inc., a Nevada corporation, which are collectively referred to as the Company. All inter-company transactions and balances have been eliminated in consolidation.

Basis of Presentation

     The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements of the Predecessor as of and for the years ended December 31, 2003 and 2002, including notes thereto included in the Company’s Form 8-K/A dated May 18, 2004, and/or the consolidated financial statements of the Company as of December 31, 2003 and for the years ended December 31, 2003 and 2002, including notes thereto included in the Company’s Form 10-KSB.

Use of Estimates

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions management is required to make. Actual results could differ from those estimates.

Going Concern

     The Company’s consolidated financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company is in the development stage and has primarily been involved in research and development activities and capital raising activities. This has resulted in stockholder and working capital deficits of $135,543 and $347,345 respectively as of September 30, 2004. The Company will require a significant amount of capital to proceed with its business plan. The Company’s ability to continue as a going concern is contingent upon its ability to attain profitable operations by securing financing and implementing its business plan. In the absence of positive cash flows from operations the Company is and will remain highly dependent on its ability to secure additional funding through the issuance of debt or equity instruments or corporate partnering arrangements. If adequate funds are not available, the Company may be forced to significantly curtail or terminate its operations or to obtain funds by entering into other arrangements that may be on unfavorable terms.

     The initial phase of the financing component of the Company’s business plan was implemented on October 28, 2004 when the Company completed the initial closing under the Securities Purchase Agreement as described in Note 8, “Subsequent Events,” below. The Company’s September 30, 2004 financial statements do not reflect the effect of the initial closing and the Company’s issuance of the $1,000,000 aggregate principal amount of convertible debentures, the warrants and additional investment rights.

     The Company’s ability to continue as a going concern must be considered in light of the problems, expenses and complications often encountered by entrance into the competitive environment in which the Company operates. These factors, among others, indicate that the Company may be unable to continue as a going concern for a reasonable period of time. The Company’s financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should it be unable to continue as a going concern.

Stock Based Compensation

     The Company has adopted Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure.” This statement amends FASB statement No. 123, “Accounting for Stock Based Compensation.” It provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for employee stock based compensation. It also amends the disclosure provision of FASB statement No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. As permitted by SFAS No. 123 and amended by SFAS No. 148, the Company continues to apply the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for its stock-based employee compensation arrangements.

(2) NET LOSS PER SHARE

     The Company calculates net income (loss) per share as required by SFAS No. 128, “Earnings per Share.” Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they would be anti-dilutive common stock equivalents, if any, are not considered in the computation.

(3) INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (FAS 109), “Accounting for Income Taxes”, which requires use of the liability method. FAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled, or realized.

     The Company’s deferred tax asset resulting primarily from net operating loss carryforwards is fully offset by a valuation allowance. The Company has recorded a valuation allowance to state its deferred tax assets at estimated net realizable value due to the uncertainty related to realization of these assets through future taxable income.

(5) COMMITMENTS

Lease

     On June 1, 2004, the Predecessor entered a lease having a term of sixty-three months and requiring base monthly minimum lease payments ranging from approximately $6,000 to $9,600 (exclusive of the first three months for which no rent was stipulated). The Company assumed this lease in the third quarter of calendar 2004. The lease contains a provision which allows the Company to extend the lease for two additional terms of sixty months.

Employment Agreements

     Effective May 18, 2004, the Company entered two five year employment agreements with certain officers and on July 1, 2004, the Company entered a three year employment agreement with its Chief Financial Officer. The employment agreements require total minimum base compensation of approximately $500,000 per annum for the first three years, and $380,000 for the remaining two years, as well as other benefits and opportunities for bonuses as defined in the agreements. In addition to this base compensation, the officers received (in total) 26,640,000 shares of common stock and are ultimately expected to receive 3,000,000 shares of Series B preferred stock (which shares are initially convertible into a like number of common shares — see Note 6). The Company anticipates that it will recognize total stock based compensation expense of $26,676,000 as a result of the issuance of these shares. However, because the shares do not vest until the second anniversaries of the respective employment agreements, such amount was initially deferred and is being amortized on a straight line basis over the vesting period. During the period May 18, 2004 (date of acquisition) to September 30, 2004, the Company recognized stock based compensation expense of $5,001,750 as a result of these arrangements.

(6) PREFERRED STOCK

     At September 30, 2004, the Company had 3,870,000 shares of Series A Preferred Stock, $0.001 par value, issued and outstanding. As amended by a Certificate of Amendment of the Certificate of Incorporation providing for the amendment of the powers, designations and relative rights of the Series A Preferred Stock filed and effective November 1, 2004, the conversion ratio at which the Series A Preferred Stock is convertible into common stock is .7752 shares of common stock for each share of Series A Preferred Stock, subject to antidilution adjustments. The Series A Preferred Stock is entitled to a liquidation preference of $.10 per share, plus an amount equal to the dividends accrued and unpaid thereon. Each holder of Series A Preferred Stock is entitled to receive, on an as-converted basis, dividends declared on the Company’s common stock. Except as provided by law or specifically set forth in the Certificate of Amendment, holders of the Series A Preferred Stock are not entitled to vote.

     Pursuant to two employment agreements with two officers, the Company has agreed to issue to such officers an aggregate of 3,000,000 shares of Series B Preferred Stock. The Company has not filed the Certificate of Amendment necessary to designate the Series B Preferred Stock and the powers, designations and relative rights of the Series B Preferred Stock and has not issued the shares of the Series B Preferred Stock. As a result of certain restrictions agreed upon by the Company in its recent financing (see “Subsequent Event,” Note 8 below), the Company may not issue the shares of the Series B Preferred Stock to such officers for a period of at least 90 days after the effective date of the registration statement to be filed by the Company covering the resale of the shares of common stock issuable upon the conversion or exercise of the securities issued by the Company in such recent financing. The Company intends to issue such shares of the Series B Preferred Stock at such time as it is permitted.

(7) OTHER EQUITY TRANSACTIONS

     The Company entered into a securities purchase agreement with an institutional investor covering the purchase of up to $1,500,000 of restricted common stock at various prices. Since May 18, 2004, the investor has advanced $722,735 for which the Company is obligated to issue 242,157 shares of common stock. The $722,735 is reflected as common stock subscribed in the accompanying consolidated balance sheet.

     During the second quarter, certain liabilities to IBM and Sarasota Memorial Hospital were settled for $20,000 and $50,000, respectively. An affiliate of an existing Series A Preferred Stockholder provided the funds to the Company for such settlement. Because the number of shares that will ultimately be issued as a result of these infusions of capital is indeterminate, the total infusion of $70,000 has been reflected as common stock issuable in the accompanying consolidated balance sheet.

(8) SUBSEQUENT EVENTS

     On October 17, 2004, the Company reached agreement with Alan B. Hollingsworth, M. D. by which Dr. Hollingsworth would join the Company’s Scientific Advisory Board. Under the terms of the agreement, Dr. Hollingsworth will receive 10,000 shares of common stock upon the completion of each year served, fees for attendance at each Scientific Advisory Board Meeting and warrants to purchase 50,000 shares of common stock of the Company.

     The Company has entered into a Securities Purchase Agreement, dated as of October 28, 2004, with certain accredited investors. Pursuant to the Securities Purchase Agreement, the purchasers agreed to purchase from the Company convertible debentures due three (3) years from the date of issuance in the aggregate principal amount of $3,000,000. The Securities Purchase Agreement also provides for the issuance to the purchasers of warrants to purchase shares of the Company’s common stock and additional investment rights to purchase additional convertible debentures. In connection with the Securities Purchase Agreement, the Company also entered into a registration rights agreement with the purchasers, which requires that the Company file a registration statement with the SEC registering on behalf of the purchasers the resale of the shares of common stock issuable upon conversion of the debentures (including the debentures issuable upon exercise of the additional investment rights) and the exercise of the warrants.

     Effective October 28, 2004, the Company issued and sold to the purchasers the first $1,000,000 in aggregate principal amount of such debentures at the initial closing under the Securities Purchase Agreement. Subject to the conditions set forth in the Securities Purchase Agreement, the purchasers are required to purchase the remaining $2,000,000 in aggregate principal amount of such debentures at the second closing, which is to occur on or before the fifth trading day after the effective date of the registration statement. Pursuant to the registration rights agreement, the Company is required to file a registration statement within 45 days after the initial closing.

     The debentures issued in the initial closing will be due and payable in full on October 28, 2007, and will not bear interest. The debentures issuable at the second closing will be due and payable in full three (3) years after the date of their issuance, and will not bear interest. The aggregate cash purchase price for the debentures will be $3,000,000, which is equal to the full face amount of the debentures. At any time from the closing date until the maturity date of the debentures, the Purchasers have the right to convert the debentures, in whole or in part, into common stock of the Company at the then effective conversion price. The conversion price for the initial $1,000,000 aggregate principal amount of debentures is $0.90 but is subject to adjustment at the time of the second closing. The $2,000,000 aggregate principal amount of debentures issuable at the second closing will have a conversion price equal to the lesser of (1) $0.90, (2) the 75% average of the daily volume weighted average price of the common stock for the five (5) consecutive days preceding the effective date of the registration statement, or (3) the daily volume weighted average price of the common stock on the effective date of the registration statement. The conversion price shall be subject to anti-dilution adjustments under circumstances set forth in the debentures.

     Under the securities purchase agreement, the purchasers also received at the first closing warrants to purchase an aggregate of up to 2,500,000 shares of common stock and additional investment rights to purchase up to an additional $2,500,000 principal amount of convertible debentures. The warrants are exercisable at a price of $1.44 per share (subject to adjustment), for a period of five years from the date of issuance. The additional investment rights are exercisable at a price equal to the principal amount of the debentures to be purchased, for (1) a period of nine months following the effective date of the registration statement to be filed pursuant to the registration rights agreement, or (2) a period of 18 months from the date of issuance of the additional investment rights, whichever is shorter. The debentures to be purchased upon the exercise of the additional investment rights will have the same terms as the debentures described above, except that the conversion price will be equal to $1.08 (subject to adjustment).

     In connection with such financing, the Company became obligated to issue to its placement agent a warrant to purchase 100,000 shares of common stock at an exercise price of $3.00. If any investor shall exercise its additional investment rights and purchases additional debentures, the placement agent will be entitled to receive additional warrants to purchase up to a number of shares of common stock equal to ten percent (10%) of the exercise price paid upon exercise of the additional investment rights divided by ninety percent (90%) of the market price as of the initial closing.

      Dealer Prospectus Delivery Obligation. Until ___, 2005 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. No dealer, salesman or other person has been authorized to give any information or to make any representations other than contained in this Prospectus in connection with the offering described herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

____________________________

POWER 3 MEDICAL PRODUCTS, INC.

13,101,846 Shares
Common Stock

PROSPECTUS

_____, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Section 721 of the New York Business Corporation Law (the “NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interest of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action or proceeding of the character described in Section 722 of the NYBCL. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

     Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under the provisions of Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

     Article VI of the bylaws of Power 3 Medical Products, Inc. requires indemnification of directors and officers of all costs and expenses actually and necessarily incurred by any person in connection with the defense of any action, suit or proceeding in which such person may be involved or to which such person may be made a party by reason of the fact that such person is or was serving as a director or officer, except in relation to matters as to which such person shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

     Article VI of our Articles of Incorporation, as amended, provides that our directors shall have no liability to us or our shareholders for any breach of duty except that personal liability shall not be eliminated if a judgment establishes that the director’s actions or omissions were in bad faith, involved intentional misconduct or a knowing violation of the law, resulted in a personal gain or profit to which he was not entitled or violated Section 719 of the NYBCL.

     Power 3 Medical does not maintain directors’ and officers’ liability insurance permitted by Section 726 of the NYBCL.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling shareholders. All of the amounts shown are estimates, except for the SEC registration fees.

SEC registration fee	$1,171.99
Printing expenses	5,000	*
Legal fees and expenses	50,000	*
Accounting fees and expenses	10,000	*
Miscellaneous	5,000	*

TOTAL	$71,171.99	*

*	Estimated amounts.

Item 26. Recent Sales of Unregistered Securities.

     Between 1999 and 2002, Power 3 Medical issued 5,821,881 shares of its common stock pursuant to Regulation S promulgated under the Securities Act of 1933 to Thompson & Kernaghan & Co. pursuant to a borrowings under and settlement of convertible line of credit in the amount of $5,000,000.

     During the first quarter of 2003, the company issued 1,330,000 shares of its Series A preferred stock to each of Tim Novak and Paul Gray, directors and officers of the company at the time, in exchange for accrued and unpaid salaries and other indebtedness of $100,000 each and 1,330,000 shares of its Series A preferred stock to Jerry Leonard, a 5% shareholder in the company, in exchange for $100,000 cash. The Series A preferred stock was issued in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering on the basis of the limited number of persons that participated in the transaction, the lack of general solicitation and advertising, the sophistication of the investors and their status as accredited investors, the information available to the investor and the restriction of the shares to be issued from resale by the investor.

     During the year ended December 31, 2003, an existing shareholder contributed $90,000 in exchange for the right to receive a total of 300,000 shares of the company’s restricted common stock. These shares have not yet been issued. In 2004 this same shareholder contributed $60,000 in exchange for the right to receive a total of 200,000 shares of the company’s restricted common stock. These shares have not yet been issued. The shares will be issued in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering on the basis of the limited number of persons that participated in the transaction, the lack of general solicitation and advertising, the sophistication of the investor, and the restriction of the shares to be issued from resale by the investor.

     On December 31, 2003, an independent consultant was issued 100,000 shares of restricted common stock for assisting Power 3 Medical in certain development activities. Stock based compensation of $37,500 was recorded as a result of this transaction based on the fair value of the shares at the date of issuance. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering on the basis of the limited number of persons that participated in the transaction, the lack of general solicitation and advertising, the sophistication of the investor, the information available to the investor and the restriction of the shares to be issued from resale by the investor.

     During the second quarter of 2004, certain liabilities of the company were settled for an aggregate of $70,000. An affiliate of an existing Series A preferred shareholder provided the funds to the company for such settlement. Power 3 Medical has agreed to issue shares of its common stock for such capital infusion; however, the parties have not agreed upon the terms of such issuance. As a result, the number of shares to be issued in exchange for such capital infusion is indeterminate at this time. The shares will be issued in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering on the basis of the limited number of persons that participated in the transaction, the lack of general solicitation and advertising, the sophistication of the investor, the information available to such investor and the restriction of the shares to be issued from resale by the investor.

     Effective April 1, 2004, the company entered into a securities purchase agreement with an institutional investor covering the purchase of up to $1,500,000 of restricted common stock at various prices and the company has received net advances of $722,735 under the arrangement. Power 3 Medical has issued 242,157 shares and is obligated to issue approximately 800,000 additional shares of common stock to the investor for the advances. In return for arranging the financing, the company agreed to pay a fee of 3% of the gross funding and to issue 100,000 shares of the company’s common stock. The shares were and will be issued in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering on the basis of the limited number of persons that participated in the transaction, the lack of general solicitation and advertising, the sophistication of the investor and the status of the investor as an accredited investor, and the restriction of the shares to be issued from resale by the investor.

     On July 13, 2004, the company entered into a media agreement pursuant to which the company issued 125,000 shares of common stock in consideration for the services to be provided thereunder to the company. The shares were and will be issued in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering on the basis of the limited number of persons that participated in the transaction, the lack of general solicitation and advertising, the sophistication of the investor, and the restriction of the shares to be issued from resale by the investor.

     On October 17, 2004, the company reached agreement with Alan B. Hollingsworth, M. D. by which Dr. Hollingsworth would join Power 3 Medical’s Scientific Advisory Board. Under the terms of the agreement, Dr. Hollingsworth will receive 10,000 shares of common stock for each year served, fees for attendance at each Scientific Advisory Board Meeting and warrants to purchase 50,000 shares of common stock of the company. Dr. Hollingsworth was issued 10,000 shares of common stock and a warrant to purchase 50,000 shares of the company’s common stock in October 2004 in reliance on such Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering on the basis of the limited number of persons that participated in the transaction, the lack of general solicitation and advertising, the sophistication of the investor, the information available to such investor and the restriction of the shares to be issued from resale by the investor.

     The company has entered into a Securities Purchase Agreement, dated as of October 28, 2004, with the selling shareholders identified in this registration statement. The company and the selling shareholders entered into an Amendment to Securities Purchase Agreement dated January 19, 2005. Pursuant to the Securities Purchase Agreement, the selling shareholders agreed to purchase from the company convertible debentures due in three (3) years in the aggregate principal amount of $3,000,000. The Securities Purchase Agreement also provides for the issuance to the selling shareholders of warrants to purchase shares of the company’s common stock and additional investment rights to purchase additional convertible debentures. In connection with the Securities Purchase Agreement, the company also entered into a registration rights agreement with the selling shareholders, which requires that the company file this registration statement with the SEC registering on behalf of the purchasers the resale of the shares of common stock issuable upon conversion of the debentures (including the debentures issuable upon exercise of the additional investment rights) and the exercise of the warrants.

     Effective October 28, 2004, the company issued and sold to the purchasers the first $1,000,000 in aggregate principal amount of such debentures at the initial closing under the Securities Purchase Agreement. Pursuant to the Amendment to Securities Purchase Agreement, upon the filing of this registration statement and the company’s satisfaction of the remaining conditions, certain selling shareholders are obligated to purchase an additional $400,000 aggregate principal amount of convertible debentures on or before the third trading day after the filing of this registration statement. Subject to the company’s satisfaction of the conditions set forth in the Securities Purchase Agreement, as amended (which includes the effectiveness of this registration statement), the selling shareholders are required to purchase the remaining $1,600,000 in aggregate principal amount of such debentures at the final closing, which is to occur on or before the fifth trading day after the effective date of this registration statement.

     The $1,000,000 aggregate principal amount of debentures issued in the initial closing and the $400,000 aggregate principal amount of debentures issuable after the filing of this registration statement will be due and payable in full three (3) years from the date of issuance, and will not bear interest. The debentures issuable at the final closing will be due and payable in full three (3) years after the date of their issuance, and will not bear interest. The aggregate cash purchase price for the debentures will be $3,000,000, which is equal to the full face amount of the debentures. At any time from the closing date until the maturity date of the debentures, the purchasers have the right to convert the debentures, in whole or in part, into common stock of the company at the then effective conversion price. The conversion price for each of the initial $1,000,000 aggregate principal amount of debentures and the $400,000 aggregate principal amount of debentures is $0.90 but is subject to adjustment at the time of the final closing. The $1,600,000 aggregate principal amount of debentures issuable at the final closing will have a conversion price equal to the lesser of (1) $0.90, (2) the 75% average of the daily volume weighted average price of the common stock for the five (5) consecutive days preceding the effective date of this registration statement, or (3) the daily volume weighted average price of the common stock on the effective date of this registration statement. If the conversion price of the final tranche of convertible debentures is less than $0.90 per share, the conversion price of the $1,400,000 aggregate principal amount of debentures will be reduced to equal the conversion price of the $1,600,000 aggregate principal amount of debentures. The conversion price shall be subject to anti-dilution adjustments under circumstances set forth in the debentures.

     Under the Securities Purchase Agreement, the purchasers also received at the first closing warrants to purchase an aggregate of up to 2,500,000 shares of common stock and additional investment rights to purchase up to an additional $2,500,000 principal amount of convertible debentures. Pursuant to the Amendment to Securities Purchase Agreement, concurrent with our issuance of the $400,000 aggregate principal amount of convertible debentures following the filing of this registration statement, we are obligated to issue additional warrants to purchase an aggregate of up to 333,333 shares of common stock. The warrants are exercisable at a price of $1.44 per share (subject to adjustment), for a period of five years from October 28, 2004. The additional investment rights are exercisable at a price equal to the principal amount of the debentures to be purchased, for (1) a period of nine months following the effective date of the registration statement to be filed pursuant to the registration rights agreement, or (2) a period of 18 months from the date of issuance of the additional investment rights, whichever is shorter. The debentures to be purchased upon the exercise of the additional investment rights will have the same terms as the debentures described above, except that the conversion price will be equal to $1.08 (subject to adjustment).

     In connection with such financing, the company became obligated to issue to its placement agent a warrant to purchase 100,000 shares of common stock at an exercise price of $3.00. If any investor shall exercise its additional investment rights and purchases additional debentures, the placement agent will be entitled to receive additional warrants to purchase up to a number of shares of common stock equal to ten percent (10%) of the exercise price paid upon exercise of the additional investment rights divided by ninety percent (90%) of the market price as of the initial closing.

     The debentures, warrants and additional investment rights issued in the first closing and described above were offered and sold to the purchasers in a private placement in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder as a transaction not involving a public offering on the basis of the limited number of persons that participated in the transaction, the lack of general solicitation and advertising, the sophistication of the investors and the status of each investor as an accredited investor, and the restriction of the shares issuable thereunder from resale by the investors. In connection with the private placement, the company paid approximately $130,000 in commissions to the placement agent.

     On November 17, 2004, the company issued an aggregate of 3,870,000 shares of common stock upon conversion of 3,000,024 outstanding shares of the company’s Series A preferred stock. These shares of common stock were issued in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering on the basis of the limited number of persons that participated in the transaction and the existing relationship between the company and the holders of the Series A preferred stock.

Item 27. Exhibits.

Exhibit No.	Title
*2.1	Asset Purchase Agreement dated as of May 11, 2004 by and among Power 3 Medical Products, Inc., Advanced Bio/Chem, Inc. d/b/a ProteEx, Steven B. Rash and Ira Goldknopf.

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 2.5 to the Company’s Form 10-SB filed on September 28, 1998).

3.2	Certificate of Merger (incorporated by reference to Exhibit 2.7 to the Company’s Form 10-SB filed on September 28, 1998).

3.3	Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 2.9 to the Company’s Form 10-SB filed on September 28, 1998).

3.4	Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 3.(I).10 to the Company’s Form S-3 filed on March 2, 2000).

3.5	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on November 5, 2004).

3.6	Bylaws (incorporated by reference to Exhibit 2.10 to the Company’s Form 10-SB filed on September 28, 1998).

4.1	Form of Convertible Debenture Due October 28, 2007 (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on November 3, 2004).

4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on November 3, 2004).

4.3	Form of Additional Investment Right (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed on November 3, 2004).

*5.1	Opinion of Andrews Kurth LLP.

10.1	Amended and Restated Employment Agreement for Steven B. Rash (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed January 5, 2005).

10.2	Amended and Restated Employment Agreement for Ira L. Goldknopf, Ph.D. (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed January 5, 2005).

10.3	Amended and Restated Employment Agreement for Michael J. Rosinski (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed January 5, 2005).

+10.4	Exclusive License Agreement dated effective as of June 28, 2004 by and between Baylor College of Medicine and Power 3 Medical Products, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-QSB for the quarter ended September 30, 2004).

+10.5	Patent and Technology License Agreement dated August 1, 2004 by and between The Board of Regents of The University of Texas System, on behalf of The University of Texas M.D. Anderson Cancer Center, and Power 3 Medical Products, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB for the quarter ended September 30, 2004).

+10.6	Patent and Technology License Agreement dated September 1, 2003 by and between The Board of Regents of The University of Texas System, on behalf of The University of Texas M.D. Anderson Cancer Center, and Advanced Bio/Chem, Inc. (d/b/a ProteEx) (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-QSB for the quarter ended September 30, 2004).

10.7	Securities Purchase Agreement dated as of October 28, 2004, among the Company and each purchaser identified therein (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on November 3, 2004).

*10.8	Amendment to Securities Purchase Agreement dated January 19, 2005 among the Company and each purchaser identified therein.

10.9	Registration Rights Agreement dated as of October 28, 2004, among the Company and each purchaser identified therein (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on November 3, 2004).

*21.1	List of subsidiaries.

*23.1	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

*23.2	Consent of Fitts, Roberts & Co., P.C.

Exhibit No.	Title
*24.1	Power of Attorneys (included as part of the signature page of this registration statement).

*	Filed herewith.

+	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been portions have been filed separately with the Securities and Exchange Commission.

Item 28. Undertakings.

a.	Power 3 Medical hereby undertakes to:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

b.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of The Woodlands, State of Texas, on the 21st day of January, 2005.

POWER 3 MEDICAL PRODUCTS, INC.
By:	/s/ Steven B. Rash

Steven B. Rash Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Steven B. Rash and Michael J. Rosinski, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, state and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

/s/ Steven B. Rash Steven B. Rash	Chief Executive Officer and Director (Principal Executive Officer)	January 21, 2005
/s/ Michael J. Rosinski Michael J. Rosinski	Chief Financial Officer (Principal Financial and Accounting Officer)	January 21, 2005
/s/ Ira L. Goldknopf Ira L. Goldknopf	Chief Scientific Officer and Director	January 21, 2005

EXHIBIT INDEX

Exhibit No.	Title
*2.1	Asset Purchase Agreement dated as of May 11, 2004 by and among Power 3 Medical Products, Inc., Advanced Bio/Chem, Inc. d/b/a ProteEx, Steven B. Rash and Ira Goldknopf.

3.1	Certificate of Incorporation (incorporated by reference to Exhibit 2.5 to the Company’s Form 10-SB filed on September 28, 1998).

3.2	Certificate of Merger (incorporated by reference to Exhibit 2.7 to the Company’s Form 10-SB filed on September 28, 1998).

3.3	Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 2.9 to the Company’s Form 10-SB filed on September 28, 1998).

3.4	Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Exhibit 3.(I).10 to the Company’s Form S-3 filed on March 2, 2000).

3.5	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed on November 5, 2004).

3.6	Bylaws (incorporated by reference to Exhibit 2.10 to the Company’s Form 10-SB filed on September 28, 1998).

4.1	Form of Convertible Debenture Due October 28, 2007 (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on November 3, 2004).

4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on November 3, 2004).

4.3	Form of Additional Investment Right (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K filed on November 3, 2004).

*5.1	Opinion of Andrews Kurth LLP.

10.1	Amended and Restated Employment Agreement for Steven B. Rash (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed January 5, 2005).

10.2	Amended and Restated Employment Agreement for Ira L. Goldknopf, Ph.D. (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed January 5, 2005).

10.3	Amended and Restated Employment Agreement for Michael J. Rosinski (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed January 5, 2005).

+10.4	Exclusive License Agreement dated effective as of June 28, 2004 by and between Baylor College of Medicine and Power 3 Medical Products, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-QSB for the quarter ended September 30, 2004).

+10.5	Patent and Technology License Agreement dated August 1, 2004 by and between The Board of Regents of The University of Texas System, on behalf of The University of Texas M.D. Anderson Cancer Center, and Power 3 Medical Products, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-QSB for the quarter ended September 30, 2004).

+10.6	Patent and Technology License Agreement dated September 1, 2003 by and between The Board of Regents of The University of Texas System, on behalf of The University of Texas M.D. Anderson Cancer Center, and Advanced Bio/Chem, Inc. (d/b/a ProteEx) (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-QSB for the quarter ended September 30, 2004).

10.7	Securities Purchase Agreement dated as of October 28, 2004, among the Company and each purchaser identified therein (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on November 3, 2004).

*10.8	Amendment to Securities Purchase Agreement dated January 19, 2005 among the Company and each purchaser identified therein.

10.9	Registration Rights Agreement dated as of October 28, 2004, among the Company and each purchaser identified therein (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on November 3, 2004).

*21.1	List of subsidiaries.

*23.1	Consent of Andrews Kurth LLP (included in Exhibit 5.1).

*23.2	Consent of Fitts, Roberts & Co., P.C.

Exhibit No.	Title
*24.1	Power of Attorneys (included as part of the signature page of this registration statement).

*	Filed herewith.

+	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been portions have been filed separately with the Securities and Exchange Commission.